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CALCULATION OF REGISTRATION FEE

Class of Securities Offered	Aggregate Offering Price	Amount of Registration Fee

Debt securities of AEGON N.V.	$500,000,000	$0(1)

(1)
The Registrants previously paid aggregate registration fees of $404,500 with regard to various types of securities with a maximum aggregate offering price of $5,000,000,000 that were previously registered by the Registrants pursuant to a Registration Statement on Form F-3 (Registration No. 333-106497) filed on June 25, 2003 (the "Earlier Registration Statement"). Contemporaneous with the filing of the registration statement of which this prospectus supplement forms a part (Registration No. 333-150786) on May 9, 2008 (this "Registration Statement"), the Registrants filed a post-effective amendment to the Earlier Registration Statement to deregister securities with an aggregate offering price of $2,895,219,000 that were not sold under the Earlier Registration Statement (the "Unsold Securities"). In accordance with Rules 456(b) and 457(r), the Registrants deferred payment of all of the registration fees for securities sold under this Registration Statement except, pursuant to Rule 457(p), for $234,223 that had already been paid with regard to the Unsold Securities.

On August 13, 2009, AEGON N.V. sold 190,476,191 common shares under this Registration Statement for an aggregate offering price of approximately $1,429,300,004 (€1,000,000,0002.75 translated at a rate of $1.4293 per €1.00) and offset the registration fee of $79,754.94 due in connection with such offering against the $234,223 in unused registration fees that were previously paid in connection with the Earlier Registration Statement as described above, reducing the remaining registration fee for sales of securities under this registration statement to $154,468.06.

The total registration fee in connection with the sale of the $500,000,000 4.625% Senior Notes due 2015 to which this prospectus supplement relates, as calculated in accordance with Rule 45(r), is $27,900. AEGON N.V. offsets this registration fee against the remaining registration fee of $154,468.06 described above, further reducing the remaining registration fee for sales of securities under this registration statement to $126,568.06.

Filed pursuant to Rule 424B2
Registration number 333-150786

Prospectus Supplement
(To Prospectus dated May 9, 2008)

$500,000,000

AEGON N.V.
(a Netherlands public company with limited liability)
 4.625% Senior Notes due 2015

        We will pay interest on the 4.625% senior notes due 2015 on June 1 and December 1 of each year, beginning on June 1, 2010. The senior notes will mature on December 1, 2015 unless redeemed prior to that date. We may, at our option, redeem the senior notes in whole at any time or in part from time to time prior to maturity at a price determined as described in this prospectus supplement.

        The senior notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

        Investing in the senior notes involves risks. See "Risk Factors" beginning on page S-4.

	Price to Public(1)	Underwriting Discount	Proceeds to AEGON N.V.(2)

Per senior note	99.740%	0.375%	99.365%

Total	$498,700,000	$1,875,000	$496,825,000

(1)
Plus accrued interest, if any, from November 27, 2009 if settlement occurs after that date.

(2)
Before deducting expenses. See "Underwriting."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV on or about November 27, 2009. Beneficial interests in the senior notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV.

Joint Bookrunners

Citi	Morgan Stanley	Wells Fargo Securities

Senior Co-Manager

ING Wholesale

Junior Co-Managers

HSBC	Rabo Securities USA, Inc.

The date of this Prospectus Supplement is November 23, 2009.

Prospectus Supplement

i

        We have not, and the underwriters have not, taken any action to permit a public offering of the senior notes outside the United States or to permit the possession or distribution of this prospectus supplement and the accompanying prospectus outside the United States in any jurisdiction where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the senior notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. We reserve the right to withdraw this offering of senior notes at any time.

        This prospectus supplement and the accompanying prospectus are not a prospectus for the purpose of the Financial Supervision Act and have not been approved by the Dutch Authority for the Financial Markets ("AFM").

        For information relating to transactions that stabilize the market price of the senior notes in connection with the offering, see "Underwriting—Price Stabilization and Short Positions."

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell senior notes, and seeking offers to buy senior notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or the time of any sale of the senior notes. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus supplement and the accompanying prospectus, except as otherwise noted "we," "us," "our" and "AEGON" refer to AEGON N.V. and any or all of our subsidiaries and joint ventures as the context requires.

        This prospectus supplement contains the terms of the offering of the senior notes. Certain additional information about us is contained in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus, as applicable, will apply and will supersede the information in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus or the Indenture (as defined under "Description of the Senior Notes" beginning on page S-12 of this prospectus supplement).

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under "Where You Can Find More Information About Us" on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus.

OFFERING SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and the documents incorporated by reference in this prospectus supplement, including the section entitled "Risks relating to our Business" beginning on page 7 of AEGON N.V.'s annual report on Form 20-F for the year ended December 31, 2008, and the accompanying prospectus, before making a decision to invest in the senior notes. Terms that are defined under "Description of the Senior Notes" or in the accompanying prospectus have the same meaning when used herein.

Issuer	AEGON N.V.
Securities offered	$500,000,000 aggregate principal amount of 4.625% senior notes due 2015
Interest rate	4.625% per annum
Interest payment dates	June 1 and December 1 of each year, beginning on June 1, 2010
Maturity Date	December 1, 2015
Ranking

The senior notes will be senior unsecured obligations of AEGON N.V. and will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The senior notes will rank senior to any of our subordinated indebtedness. The senior notes will be subordinated to all existing and future secured indebtedness of AEGON N.V. and to all existing and future indebtedness (whether secured or unsecured) and other obligations of AEGON N.V.'s subsidiaries, including obligations to policyholders.

The Indenture does not limit the ability of AEGON N.V. to create additional indebtedness or to secure such indebtedness with additional assets. If AEGON N.V. incurs additional indebtedness and secures such indebtedness with its assets, your rights to receive payments under the senior notes will be junior to the rights of the holders of such future secured indebtedness. The subsidiaries of AEGON N.V. are separate and distinct legal entities, and have no obligation to pay any amounts due on the senior notes or to provide us with funds for its payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets through the senior notes, will be effectively subordinated to the claims of that subsidiary's creditors, including obligations to policyholders. The senior notes do not restrict the ability of our subsidiaries to incur additional indebtedness or other liabilities. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Redemption

We may, at our option, redeem the senior notes in whole at any time or in part from time to time prior to maturity as described under "Description of the Senior Notes—Redemption" on page S-14 of this prospectus supplement.

Form and denomination, settlement and clearance	The senior notes will be issued in registered form in denominations of $1,000 and integral multiples of $1,000.

The senior notes will be represented by one or more global certificates in fully registered, book-entry form without interest coupons (the "Global Securities"). They will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), and registered in the name of Cede & Co. or another nominee designated by DTC, except in limited circumstances.

The senior notes will be accepted for clearance by DTC, Euroclear, and Clearstream, Luxembourg. The initial distribution of the senior notes will be cleared through DTC only. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the senior notes will receive all payments relating to their senior notes in U.S. dollars.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including repayment of short-term indebtedness.
Selling Restrictions	The offering and sale of the senior notes are subject to all applicable selling restrictions. See "Underwriting."
Governing Law	The senior notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee	The Bank of New York Mellon Trust Company, N.A. Address: 2 North LaSalle Street, Suite 1020, Chicago, IL 60602 Attention: Global Corporate Trust

RISK FACTORS

        Your investment in the senior notes entails risks. You should carefully consider the risk factors below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including AEGON N.V.'s annual report on Form 20-F for the year ended December 31, 2008 and the risk factors described therein beginning on page 7 thereof, before investing in the senior notes.

We are not prohibited from issuing further debt.

        There is no restriction on the amount of debt we may issue that ranks equally with the senior notes. The issuance of any such debt may reduce the amount recoverable by you in the event of a liquidation or bankruptcy.

        In particular, we may from time to time, without the consent of the holders of a series of notes, create and issue one or more additional series of debt securities through the accompanying prospectus or create and issue further notes of the same series having the same terms and conditions in all respects as the applicable notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. See "Description of the Senior Notes—Further Issues" on Page S-13 of this prospectus supplement. In addition, we may issue additional debt or guarantees, including pursuant to our $6 billion Program for the Issuance of Debt Instruments or our $4.5 billion U.S. and Euro Commercial Paper Programs.

Because AEGON N.V. is a holding company and conducts substantially all of its operations through subsidiaries, your rights to receive payments under the senior notes is structurally subordinated to the liabilities of our subsidiaries, including obligations to policy holders.

        AEGON N.V. is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. The ability of AEGON N.V. to meet its financial obligations is dependent upon the availability of cash flows from our domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments.

        The subsidiaries of AEGON N.V. are separate and distinct legal entities, and have no obligation to pay any amounts due on the senior notes or to provide us with funds for its payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets through the senior notes, will be effectively subordinated to the claims of that subsidiary's creditors, including obligations to policyholders. The senior notes do not restrict the ability of our subsidiaries to incur additional indebtedness or other liabilities. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The senior notes will rank below any of our secured debt.

        The senior notes will be senior unsecured obligations of AEGON N.V. and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The senior notes will be subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. Further, the Indenture does not limit our ability to create additional indebtedness or to secure any such indebtedness with additional assets. If AEGON N.V. incurs additional indebtedness and secures such indebtedness with its assets, your rights to receive payments under the senior notes will be subordinated to the rights of the holders of such future secured indebtedness.

General market conditions and other factors could adversely affect market prices for the senior notes.

        Market prices for the senior notes can be expected to vary with changes in market and economic conditions, including prevailing interest rates and the market for similar securities, our financial condition and prospects, changes in our credit ratings (whether real or anticipated) and other factors that generally influence the market prices of securities. As a result, the senior notes could trade at prices that may be lower than the initial offering price.

The senior notes will not be listed and may not have an active trading market.

        The senior notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your senior notes. Even if a secondary market for your senior notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your senior notes in any secondary market could be substantial. Underwriters, broker-dealers and agents that participate in the distribution of the senior notes may make a market in the senior notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such marketmaking activities with respect to the senior notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the senior notes or that an active public market for the senior notes will develop.

We may redeem the senior notes.

        We may redeem the senior notes, in whole or in part, at our option at any time and from time to time. See "Description of the Senior Notes—Redemption" on Page S-14 of this prospectus supplement.

Proceedings with and a decision of the European Commission with respect to the measures notified under the EU state aid provisions may have a material adverse affect on our business, results of operations and financial condition.

        As required under European Union state aid rules, the Dutch State notified the European Commission of the issuance by us in December 2008 of €3 billion of non-voting convertible core capital securities to Vereniging AEGON, which was funded by the Dutch State. Last year, the European Commission found the aid provided by the Dutch State to be compatible with the common market, raised no objection against the notified aid and authorized it as emergency intervention in the face of the financial crisis for a period of six months. Emergency intervention is required to be re-evaluated after six months on the basis of a credible and substantiated plan for the long term viability of AEGON. Provided a credible plan is submitted, the authorization of the emergency intervention is automatically prolonged until the European Commission reaches its decision on this viability plan. The European Commission distinguishes between institutions which are fundamentally sound and institutions suffering from more structural solvency problems. Should the European Commission conclude that we do not qualify as a fundamentally sound institution, the European Commission might expect us to take other and additional (restructuring) measures than those currently foreseen in order to find the Dutch State aid compatible with the common market. Should the European Commission conclude that, on the basis of the viability plan or at any time as long as the Dutch State loan to Vereniging AEGON is in place, the Dutch State aid ceases to be compatible with the common market, the European Commission might ultimately oblige the Dutch State to unwind the December 2008 transaction.

        The Dutch State recently submitted a viability plan regarding AEGON to the European Commission, which is evaluating the plan. Due to a lack of sufficient certainty about the application of state aid provided to financial institutions in the context of the current global financial crisis, it is not possible to provide additional specificity on either the timing or likelihood of outcome of the European Commission's evaluation. A failure by the European Commission to reach a final decision on the acceptability of this viability plan within a reasonable timeframe could have a material adverse effect on our business, results of operations and financial condition, primarily due to uncertainty regarding the possible consequences of such a decision.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering before deducting expenses will be approximately $496,825,000. We intend to use the net proceeds of this offering for general corporate purposes, including repayment of short-term indebtedness.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual reports with and furnish other information to the U.S. Securities and Exchange Commission ("SEC"). You may read and copy any document that we have filed with or furnished to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public through the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations.

INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC

        As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that:

  •
  incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference in this prospectus supplement and the accompanying prospectus automatically updates and supersedes this prospectus supplement and the accompanying prospectus; and

  •
  information that is more recent that is included in this prospectus supplement and the accompanying prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus supplement.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus our documents listed below:

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

  •
  Report on Form 6-K furnished to the SEC on April 22, 2009 relating to resolutions passed at the annual general meeting of shareholders of AEGON N.V.;

  •
  Report on Form 6-K furnished to the SEC on April 24, 2009 relating to our issue of €1 billion of 7% senior unsecured notes;

  •
  Report on Form 6-K furnished to the SEC on July 13, 2009 relating to an agreement to reduce charges on unit-linked insurance policies in the Netherlands;

  •
  Report on Form 6-K furnished to the SEC on August 13, 2009 with a modified version of AEGON's Embedded Value 2008 Report;

  •
  Report on Form 6-K furnished to the SEC on August 13, 2009 with a presentation of our first quarter 2009 financial results, intended solely for incorporation into the registration statement of which this prospectus supplement forms a part;

  •
  Report on Form 6-K furnished to the SEC on August 31, 2009 relating to the completion of the sale of our Taiwanese life insurance activities;

  •
  Report on Form 6-K furnished to the SEC on September 23, 2009 with our unaudited condensed consolidated interim financial statements and Operating and Financial Review and Prospects for the six month period ended June 30, 2009;

  •
  Report on Form 6-K furnished to the SEC on October 13, 2009 relating to our completion of an approximately $650 million capital management transaction with JPMorgan Chase Bank;

  •
  Report on Form 6-K furnished to the SEC on October 29, 2009 relating to our plan to repay €1 billion to the Dutch State;

  •
  Report on Form 6-K furnished to the SEC on November 20, 2009 with our unaudited condensed consolidated interim financial statements for the nine month period ended September 30, 2009;

  •
  Report on Form 6-K furnished to the SEC on November 23, 2009 with a presentation of our third quarter 2009 financial results, intended solely for incorporation into the registration statement of which this prospectus supplement forms a part; and

  •
  each of the following documents that we file with or furnish to the SEC after the date of this prospectus supplement from now until we terminate the offering of securities under this prospectus supplement, the accompanying prospectus and the registration statement:

  •
  reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, and

  •
  reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus supplement or the accompanying prospectus.

        These documents contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations AEGON USA, Inc. 1111 North Charles Street Baltimore, MD 21201 USA Tel: 1-410-576-4577 Fax: 1-410-347-8685 E-mail: ir@aegonusa.com	Investor Relations AEGON N.V. P.O. Box 85 2501 CB The Hague The Netherlands Tel: 011-31-70-344-8305 Fax: 011-31-70-344-8445 E-mail: groupir@aegon.com

CAPITALIZATION

        The following table sets forth our consolidated capitalization (a) as of September 30, 2009 and (b) as of September 30, 2009, as adjusted to give effect to this offering of senior notes and use of the net proceeds therefrom. It is important that you read this table in conjunction with, and it is qualified by reference to, "Selected Historical Financial Data" and the historical financial statements and related notes in AEGON N.V.'s annual report on Form 20-F for the year ended December 31, 2008, as well as in the information relating to our results for the six months ended June 30, 2009 (the "Half-Year Report") furnished to the SEC on September 23, 2009 on Form 6-K and incorporated by reference in this prospectus, and the information relating to our results for the nine months ending September 30, 2009 furnished to the SEC on November 23, 2009 on Form 6-K and incorporated by reference in this prospectus.

        The following table uses financial information derived from accounting policies based on IFRS.

	As of September 30, 2009
	Actual	Adjusted
	(unaudited) (in millions of €)
Preferred shares par value(1)(2)	62	62
Common shares par value(2)	208	208
Surplus funds	11,379	11,379

Shareholders' equity	11,649	11,649
Convertible core capital securities(1)(3)	3,000	3,000
Share options	63	63
Junior perpetual capital securities	4,192	4,192
Perpetual cumulative subordinated bonds	453	453
Minority interest	6	6

Group equity	19,363	19,363
Trust pass—through securities	133	133
Subordinated borrowings	8	8
Long term senior borrowings related to insurance activities	1,771	1,771
Short term senior borrowings related to insurance activities	849	849
Cash and cash equivalents minus collateral	(2,819)	(3,152)
The senior notes offered hereby	—	333

Total capital base	19,305	19,305

(1)
Vereniging AEGON holds all of our issued preferred shares and convertible core capital securities.

(2)
On September 30, 2009, our total authorized share capital consisted of 3,000,000,000 common shares with a par value of €0.12 per share and 1,000,000,000 class A and class B preferred shares, each with a par value of €0.25 per share. At the same date, there were 1,736,049,139 common shares, 211,680,000 class A preferred shares and 35,170,000 class B preferred shares issued. All of our issued shares are fully paid-up. As of September 30, 2009, we held 27,571,680 common shares as treasury shares. On August 19, 2009, we completed an offering of 190,476,191 common shares. In connection with the offering Vereniging AEGON exercised its option to purchase class B preferred shares, and on October 1, 2009, we issued an additional 33,860,000 class B preferred shares to Vereniging AEGON, each with a par value of €0.25. The resulting increase of €8,465,000 in the preferred shares par value is not reflected in this table.

(3)
On October 29, 2009, we gave notice to redeem €1 billion of our convertible core capital securities. The redemption will be effective on November 30, 2009. This table does not reflect the expected redemption.

 RATIOS OF EARNINGS TO FIXED CHARGES—AEGON N.V.

        The following table sets forth the ratio of earnings to fixed charges of AEGON N.V. for each of the periods indicated using financial information calculated in accordance with International Financial Reporting Standards as adopted by the European Union ("IFRS").

Nine Months Ended September 30, (unaudited)			Year Ended December 31,
2009		2008	2008		2007	2006	2005	2004
0.5	(1)	1.0	0.5	(1)	1.7	2.0	1.7	1.8

(1)
Earnings were inadequate to cover fixed charges by €1,437 million and €1,089 million, respectively, during the year ended December 31, 2008 and the nine months ended September 30, 2009.

        For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before tax plus fixed charges less dividends on preferred shares and less interest on perpetual capital securities. Fixed charges are calculated by adding (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness, (3) interest on fixed annuities, guaranteed investment contracts and savings accounts, (4) dividends on preferred shares and (5) interest on perpetual capital securities.

SELECTED HISTORICAL FINANCIAL DATA

        In the following table, we provide you with our selected historical financial data. We have prepared this information using our consolidated financial statements for the five years ended December 31, 2008 and the nine months ended September 30, 2008 and 2009. The financial statements for the five fiscal years ended December 31, 2008 have been audited by Ernst & Young Accountants LLP, independent registered public accounting firm. These financial statements do not give effect to the required retrospective application of International Financial Reporting Standard 8, Operating Segments and International Accounting Standard 1 (revised), Presentation of Financial Statements, adopted by AEGON effective January 1, 2009. The selected historical financial data for the nine months ended September 30, 2008 and 2009 have been derived from our unaudited interim condensed consolidated financial statements, which have been prepared on the same basis as our audited financial statements (with the exception of the adoption of IFRS 8 and IAS 1 (revised), effective January 1, 2009) and, in the opinion of our management, reflect all normal recurring adjustments necessary for a fair presentation of our financial position and results of operations as of the end of and for such periods. The results for the nine months ended September 30, 2009 may not be indicative of the operating results to be expected for the entire year.

        Our consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the European Union and with International Financial Reporting Standards as issued by the International Accounting Standards Board.

        When you read this selected historical financial data, it is important that you read it in conjunction with, and it is qualified by reference to, the historical financial statements and related notes in AEGON N.V.'s annual report on Form 20-F for the year ended December 31, 2008 and the Half-Year Report, including the section titled "Operating and Financial Review and Prospects", as well as in the information relating to our results for the nine months ended September 30, 2009 furnished to the SEC on Form 6-K and incorporated by reference in this prospectus.

	As of and for the nine months ended September 30, (unaudited)		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions EUR, except per share amounts)
Consolidated income statement information:
Amounts based upon IFRS(1)
Premium income	14,936	17,181	22,409	26,900	24,570	18,882	18,329
Investment income	6,669	7,321	9,965	10,457	10,376	9,937	9,339
Total revenues(2)	22,787	25,772	34,082	39,271	36,615	30,336	29,300
Income/(loss) before tax	(837)	217	(1,061)	3,077	3,971	2,796	2,441
Net income/(loss)	(189)	100	(1,082)	2,551	3,169	2,147	2,010
Net income (loss) per common share(3)
Basic	(0.29)	(0.10)	(0.92)	1.47	1.87	1.25	1.22
Diluted	(0.29)	(0.10)	(0.92)	1.47	1.86	1.25	1.22
Consolidated balance sheet information:
Amounts based upon IFRS(1)
Total assets	291,683	296,823	287,259	314,120	314,813	311,215	286,692
Insurance and investment contracts	242,797	251,764	240,030	266,735	262,052	264,334	223,969
Trust pass-through securities and (subordinated) borrowings(4)	6,982	5,715	4,824	5,152	4,395	5,014	5,295
Shareholders' equity	11,649	9,412	6,055	15,151	18,605	18,715	14,458
	(in thousands)
Number of common shares:
Balance at January 1	1,578,227	1,636,545	1,636,545	1,622,927	1,598,977	1,552,685	1,514,378
Issuances	157,822	—	—	—	—	—	—
Stock dividends	—	41,452	41,452	25,218	23,950	46,292	38,307
Share withdrawals	—	—	(99,770)	(11,600)	—	—	—
Balance at end of period	1,736,049	1,677,997	1,578,227	1,636,545	1,622,927	1,598,977	1,552,685

(1)
Our consolidated financial statements are prepared in accordance with IFRS.

(2)
Excluded from the income statements prepared in accordance with IFRS are receipts related to investment-type annuity products and investment contracts.

(3)
Per share data has been calculated based on the weighted average number of common shares outstanding after giving effect to all stock dividends, stock splits and share repurchases. Diluted per share data gives effect to all dilutive securities.

(4)
Excludes bank overdrafts.

DESCRIPTION OF THE SENIOR NOTES

        The following description of the particular terms of the senior notes supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 13 in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the senior notes and the Indenture under which they will be issued. Certain provisions of this section are summaries of the accompanying prospectus and subject to its detailed provisions. You should read all the provisions of the accompanying prospectus and the Indenture. The following description of the senior notes replaces the accompanying prospectus in the event of any inconsistency.

        The following description is only a summary and does not describe every aspect of the senior notes or the Indenture. Therefore, it may not contain all of the information that is important to you as a potential purchaser of the senior notes. If you purchase the senior notes, your rights will be determined by the senior notes, the Indenture and the Trust Indenture Act of 1939. In light of this, you should read the Indenture and the form of the senior notes filed with the Securities and Exchange Commission before making an investment decision. You can read the Indenture and the form of senior notes at the locations listed under "Where You Can Find More Information About Us" in this prospectus supplement.

        The senior notes will be issued under an indenture, dated as of October 11, 2001 (the "Base Indenture"), among AEGON N.V., AEGON Funding Company LLC and The Bank of New York Mellon Trust Company, N.A., as successor trustee pursuant to the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among AEGON N.V., AEGON Funding Company LLC, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A., as such indenture has been modified and supplemented to the date hereof, and as shall be further modified by a seventh supplemental indenture to be dated as of November 27, 2009 (the "Seventh Supplemental Indenture", and the Seventh Supplemental Indenture together with the Base Indenture, the "Indenture"), among AEGON N.V., The Bank of New York Mellon Trust Company, N.A., as trustee, and Citibank, N.A., as paying agent. The senior notes will be treated as a separate series of debt securities. We will file a copy of the Seventh Supplemental Indenture relating to the senior notes, and the form of the senior notes with the SEC. In accordance with the terms of the Indenture, we are permitted to issue additional senior notes that would be considered part of the same series of senior notes being offered pursuant to this prospectus supplement.

GENERAL

        The senior notes will be senior unsecured obligations of AEGON N.V. and will rank equally in right of payment with all of other senior unsecured and unsubordinated indebtedness of AEGON N.V. from time to time outstanding.

        The senior notes will mature on December 1, 2015 (the "Maturity Date") and will bear interest at the rate of 4.625% per year. Interest will accrue from November 27, 2009.

        Interest on the senior notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2010, to the persons in whose names the senior notes are registered at the close of business on the preceding May 15 or November 15, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        The senior notes will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form.

        Principal of and interest on the senior notes will be payable at the office or agency maintained for such purpose, or at our option, payment of interest may be made by check mailed to the holders of the senior notes at their respective addresses set forth in the register of holders of senior notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the corporate trust office of the trustee.

FURTHER ISSUES

        We may, from time to time and without the consent of the holders of the senior notes, create and issue additional senior notes of a series as part of a further issuance having the same ranking and the same interest rate, maturity and other terms as the senior notes, except for the issue price and issue date and, in some cases, the first interest payment date. Any such additional notes having such similar terms will, together with the senior notes, constitute a single series of notes under the Indenture.

        We may offer additional senior notes with original issue discount ("OID") for U.S. federal income tax purposes as part of a further issue of senior notes. Purchasers of senior notes after the date of any further issue may not be able to differentiate between senior notes sold as part of the further issue and previously issued senior notes. If we were to issue senior notes with OID as part of a further issue, purchasers of senior notes after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their senior notes. This may affect the price of outstanding senior notes following a further issue. Purchasers are advised to consult their own tax advisers with respect to the implications of any future decision by us to issue senior notes with OID as part of a further issue.

        The senior notes are not entitled to any sinking fund.

RANKING

        The senior notes will be senior unsecured obligations and rank senior to any subordinated indebtedness of AEGON N.V. The senior notes will be subordinated to all existing and future secured indebtedness of AEGON N.V. and to all existing and future indebtedness (whether secured or unsecured) and other obligations of AEGON N.V.'s subsidiaries, including obligations to policyholders. As of September 30, 2009, there was €2,894 million in senior debt issued or guaranteed by AEGON N.V. and €4,250 million in other senior debt of AEGON N.V. or debt of its subsidiaries to third parties. These amounts do not include obligations under repurchase agreements which may be secured.

        The Indenture does not limit our ability to create additional indebtedness or to secure such indebtedness with additional assets. If AEGON N.V. incurs additional indebtedness and secures such indebtedness with its assets, your rights to receive payments under the senior notes will be junior to the rights of the holders of such future secured indebtedness. The subsidiaries of AEGON N.V. are separate and distinct legal entities, and have no obligation to pay any amounts due on the senior notes or to provide us with funds for its payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets through the senior notes, will be effectively subordinated to the claims of that subsidiary's creditors, including obligations to policyholders. The senior notes do not restrict the ability of our subsidiaries to incur additional indebtedness or other liabilities. In addition, the senior notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

LIMITATION ON LIENS

        The provisions of the Indenture described in the accompanying prospectus under "Description of Debt Securities—Limitation on Liens" will apply to the senior notes.

PAYMENT OF ADDITIONAL AMOUNTS

        If any deduction or withholding for any current or future taxes or governmental charges of the Netherlands is required, we have agreed to pay Additional Amounts as described under "Description of Debt Securities—Payment of Additional Amounts" in the accompanying prospectus.

REDEMPTION

        We may redeem the senior notes in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes to be redeemed and (ii) the sum of the present values of the applicable Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 37.5 basis points, together with, in each case, accrued interest on the principal amount of the senior notes to be redeemed to the date of redemption.

        In connection with such optional redemption the following defined terms apply:

        "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the senior notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

        "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes to be redeemed.

        "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated or Wells Fargo Securities, LLC and their respective successors, or if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

        "Reference Treasury Dealer" means (1) each of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a

"Primary Treasury Dealer," we will substitute another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to each senior note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption but for such redemption, provided, however, that, if that date of redemption is not an interest payment date with respect to such senior notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

        If we are required to pay Additional Amounts as a result of any amendment to or change in the laws of the Netherlands or in the application or official interpretation of such laws we will have the right to redeem the senior notes in whole, but not in part, as described under "Description of Debt Securities—Tax Redemption" in the accompanying prospectus.

        Notice of any optional redemption will be mailed at least 15 days, but not more than 60 days, before the redemption date to each holder of senior notes to be redeemed at the address for such holder appearing in the security register relating to the senior notes. Unless we default in payment of the redemption price, on and after the redemption date interest ceases to accrue on such senior notes or portions thereof called for redemption.

        Unless otherwise redeemed, the senior notes will mature at par on December 1, 2015.

DEFEASANCE

        We may discharge or defease the senior notes as described under "Description of Debt Securities—Defeasance" in the accompanying prospectus.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

General

        The senior notes will initially be represented by one or more Global Securities in registered form, without coupons attached. They will be deposited with or on behalf of The Depository Trust Company, DTC, or its nominee and registered in the name of Cede & Co., as nominee of DTC. Until the senior notes are exchanged for definitive securities, the Global Securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

        The senior notes will be accepted for clearance by DTC, Euroclear and Clearstream, Luxembourg. The initial distribution of the senior notes will be cleared through DTC only. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear Bank SA/NV, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg. Owners of beneficial interests in the senior notes will receive all payments relating to their senior notes in U.S. dollars.

        The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

        So long as DTC, or its nominee, is the holder of the Global Securities, it will be considered the sole holder of the Global Securities for all purposes under the Indenture. Except as described below under "Issuance of Definitive Securities," no participant, indirect participant or other person will be entitled to have senior notes registered in its name, receive or be entitled to receive physical delivery of senior notes in definitive form or be considered the owner or holder of senior notes under the Indenture. Each person having an ownership or other interest in senior notes must rely on the procedures of DTC, Euroclear and Clearstream, Luxembourg, and, if a person is not a participant or another securities intermediary through which that person owns its interest, exercise any rights and obligations of a holder under the Indenture or the senior notes. See also "Description of Debt Securities—Global Securities" in the accompanying prospectus.

        For more information about DTC, Euroclear and Clearstream see "Description of Debt Securities—Global Securities" in the accompanying prospectus.

ISSUANCE OF DEFINITIVE SECURITIES

        So long as DTC holds the Global Securities, the Global Securities will not be exchangeable for definitive securities unless:

  •
  DTC notifies the trustee that it is unwilling or unable to continue to hold the book-entry notes or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and the trustee does not appoint a successor to DTC which is registered under the Securities Exchange Act of 1934, as amended, within 120 days; or

  •
  at any time we determine in our sole discretion that the global securities representing the senior notes should be exchanged for definitive notes in registered form.

        Each person having an ownership or other interest in senior notes must rely exclusively on the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, and any agreement with any participant of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive security.

        Definitive securities will be issued in registered form only in denominations of $1,000 and any integral multiples thereof. To the extent permitted by law, we and the trustee are entitled to treat the person in whose name any definitive security is registered as its absolute owner.

        Payments in respect of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register. Payments will be made in respect of the senior notes by transfer to the holder's account in New York.

        If we issue definitive securities in exchange for Global Securities, DTC, as holder of the Global Securities, will surrender it against receipt of the definitive securities, cancel the book-entry securities, and distribute the definitive securities to the persons in the amounts that DTC specifies.

        If definitive securities are issued in the limited circumstances described above, those definitive securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the trustee. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor. For more information regarding the transfer and exchange of definitive securities see "Description of Debt Securities—Form, Exchange and Transfer" in the accompanying prospectus.

THE TRUSTEE

        The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture. The trustee and its affiliates also perform certain commercial and investment banking services for us, for which they receive customary fees, and may serve as trustee pursuant to indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities.

        The Indenture contains provisions for the indemnification of the trustee and for its relief from responsibility, including provisions relieving it from taking any action unless indemnified to its satisfaction. The trustee is entitled to enter into business transactions with us, without accounting for any profit resulting therefrom.

GOVERNING LAW

        The senior notes and the related Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

TAXATION IN THE NETHERLANDS

General

        The following summary outlines the principal Netherlands tax consequences of the acquisition, holding, settlement, redemption and disposal of the senior notes, but does not purport to be a comprehensive description of all Netherlands tax considerations in relation thereto. This summary is intended as general information only and each prospective investor should consult a professional tax adviser with respect to the tax consequences of an investment in the senior notes.

        This summary is based on tax legislation, published case law, treaties, regulations and published policy, in each case as in force as of the date of this Prospectus Supplement, and does not take into account any developments or amendments thereof after that date whether or not such developments or amendments have retroactive effect.

        This summary does not address the Netherlands tax consequences for:

  (A)
  Holders of senior notes holding a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in the Issuer and holders of senior notes of whom a certain related person holds a substantial interest in the Issuer. Generally speaking, a substantial interest in the Issuer arises if a person, alone or, where such person is an individual, together with his or her partner (statutory defined term), directly or indirectly, holds (i) an interest of 5% or more of the total issued capital of the Issuer or of 5% or more of the issued capital of a certain class of shares of the Issuer, (ii) rights to acquire, directly or indirectly, such interest or (iii) certain profit sharing rights in the Issuer;

  (B)
  Investment institutions (fiscale beleggingsinstellingen); and

  (C)
  Pension funds, exempt investment institutions (vrijgestelde beleggingsinstellingen) or other entities that are exempt from Netherlands corporate income tax.

Withholding Tax

        All payments made by the Issuer under the senior notes may be made free of withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Corporate and Individual Income Tax

        Residents of the Netherlands.    If a holder is a resident or deemed to be a resident of the Netherlands for Netherlands tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of an enterprise to which the senior notes are attributable, income derived from the senior notes and gains realized upon the redemption, settlement or disposal of the senior notes are generally taxable in the Netherlands (at up to a maximum rate of 25.5%).

        If an individual holder is a resident or deemed to be a resident of the Netherlands for Netherlands tax purposes (including an individual holder who has opted to be taxed as a resident of the Netherlands), income derived from the senior notes and gains realized upon the redemption, settlement or disposal of the senior notes are taxable at the progressive rates (at up to a maximum rate of 52%) under the Netherlands income tax act 2001 (Wet inkomstenbelasting 2001), if:

  (i)
  the holder is an entrepreneur (ondernemer) and has an enterprise to which the senior notes are attributable or the holder has, other than as a shareholder, a co-entitlement to the net worth of an enterprise (medegerechtigde), to which enterprise the senior notes are attributable; or

  (ii)
  such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which include the performance of activities with respect to the senior notes that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If neither condition (i) nor condition (ii) applies to the holder of the senior notes, taxable income with regard to the senior notes must be determined on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realized. This deemed return on income from savings and investments has been fixed at a rate of 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold. The average of the individual's yield basis is determined as the fair market value of certain qualifying assets held by the holder of the senior notes less the fair market value of certain qualifying liabilities on 1 January and 31 December, divided by two. The fair market value of the senior notes will be included as an asset in the individual's yield basis. The 4% deemed return on income from savings and investments will be taxed at a rate of 30%.

        Non-residents of the Netherlands.    If a holder is not a resident nor is deemed to be a resident of the Netherlands for Netherlands tax purposes (or has not opted to be taxed as a resident of the Netherlands), such holder is not taxable in respect of income derived from the senior notes and gains realized upon the settlement, redemption or disposal of the senior notes, unless:

  (i)
  the holder is not an individual and such holder (1) has an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or permanent representative the senior notes are attributable, or (2) is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands (other than by way of securities) and to which enterprise the senior notes are attributable.

    This income is subject to Netherlands corporate income tax at up to a maximum rate of 25.5%.

  (ii)
  the holder is an individual and such holder (1) has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or permanent representative the senior notes are attributable, or (2) realizes income or gains with respect to the senior notes that qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden) in the Netherlands, which activities include the performance of activities in the Netherlands with respect to the senior notes which exceed regular, active portfolio management (normaal, actief vermogensbeheer), or (3) is entitled to a share in the profits of an enterprise which is effectively managed in the Netherlands (other than by way of securities) and to which enterprise the senior notes are attributable.

    Income derived from the senior notes as specified under (1) and (2) is subject to individual income tax at up to a maximum rate of 52%. Income derived from a share in the profits as specified under (3) that is not already included under (1) or (2) will be taxed on the basis of a deemed return on income from savings and investments (as described above under "Residents of the Netherlands"). The fair market value of the share in the profits of the enterprise (which includes the senior notes) will be part of the individual's Netherlands yield basis.

Gift and Inheritance Tax

        Residents of the Netherlands.    Generally, gift and inheritance tax will be due in the Netherlands in respect of the acquisition of the senior notes by way of a gift by, or on the death of, a holder that is a resident or deemed to be a resident of the Netherlands for the purposes of Netherlands gift and inheritance tax at the time of the gift or his or her death.

        A holder of Dutch nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax if he or she has been resident in the Netherlands and dies or makes a donation within ten years after leaving the Netherlands. A holder of any other nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift tax if he or she has been resident in the Netherlands and makes a donation within a twelve months period after leaving the Netherlands. The same twelve-month rule may apply to entities that have transferred their seat of residence out of the Netherlands.

        Non-residents of the Netherlands.    No gift or inheritance taxes will arise in the Netherlands in respect of the acquisition of the senior notes by way of a gift by, or as a result of, the death of a holder that is neither a resident nor deemed to be a resident of the Netherlands for the purposes of Netherlands gift and inheritance tax, unless:

  (i)
  such holder at the time of the gift or his or her death, has an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which permanent establishment or a permanent representative the senior notes are (deemed to be) attributable; or

  (ii)
  in the case of a gift of the senior notes by a holder who at the date of the gift was neither a resident nor deemed to be a resident of the Netherlands, such holder dies within 180 days after the date of the gift, and at the time of his or her death is a resident or deemed to be a resident of the Netherlands.

Value Added Tax

        In general, no value added tax will arise in respect of payments in consideration for the issue of the senior notes or in respect of a cash payment made under the senior notes, or in respect of a transfer of senior notes.

Other Taxes and Duties

        No registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of the senior notes.

EU Savings Directive

        Under EC Council Directive 2003/48/EC (the "Savings Directive") on the taxation of savings income, Member States (as defined in the Savings Directive), including Belgium from January 1, 2010, are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Belgium (until January 1, 2010), Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

        On September 15, 2008, the European Commission issued a report to the Council of the European Union on the operation of the Savings Directive, which included the Commission's advice on the need for changes to the Savings Directive. On November 13, 2008, the European Commission published a more detailed proposal for amendments to the Savings Directive, which included a number of suggested changes. The European Parliament approved an amended version of this proposal on April 24, 2009. If any of those proposed changes are made in relation to the Savings Directive, they may amend or broaden the scope of the requirements described above.

TAXATION IN THE UNITED STATES

        For a description of the material U.S. tax consequences of owning the senior notes, see "Taxation in the United States" in the accompanying prospectus.

UNDERWRITING

        We intend to offer the senior notes through the underwriters named below for whom Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC are acting as representatives. Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes listed opposite the underwriter's name below.

Citigroup Global Markets Inc.	$133,334,000
Morgan Stanley & Co. Incorporated	133,333,000
Wells Fargo Securities, LLC	133,333,000
ING Financial Markets LLC	50,000,000
HSBC Securities (USA) Inc.	25,000,000
Rabo Securities USA, Inc.	25,000,000

Total	$500,000,000

        The underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the senior notes sold pursuant to the underwriting agreement if any of these senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

COMMISSIONS AND DISCOUNTS

        The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.225% of the principal amount of the senior notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.135% of the principal amount of the senior notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

Per senior note
Price to public	$997.40
Underwriting discount	$3.75
Proceeds to us	$993.65

        We estimate that our expenses in connection with the offering of the senior notes, not including the underwriting discount, will be approximately $303,000 in the aggregate.

PRICE STABILIZATION AND SHORT POSITIONS

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with the offering, i.e., if they sell more senior notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing senior notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

        Some of the underwriters and their affiliates have engaged with us in, and may in the future engage with us in, investment banking and other commercial dealings in the ordinary course of business. They have received, and may receive, customary fees, expenses and commissions for these transactions.

SELLING RESTRICTIONS

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer of senior notes that are the subject of the offering contemplated by this prospectus supplement to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of senior notes to the public in that Relevant Member State may be made at any time under the following exceptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

        (a)   to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the other underwriters; or

        (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of senior notes to the public" in relation to any senior notes in any Relevant Member State means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

        The senior notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement and the accompanying prospectus being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The senior notes offered by this prospectus have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the "FIEA"). The senior notes offered by this prospectus may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The senior notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such senior notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

General

        This prospectus supplement or any other offering document or any publicity or other material relating to the senior notes may not be distributed in any country or jurisdiction outside of the United States where such action would (i) result in any violation of applicable law or (ii) cause the issuance of the senior notes to be considered an offering to the public under applicable law.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Allen & Overy LLP, New York, New York and Amsterdam, The Netherlands. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, London, England.

EXPERTS

        Ernst & Young Accountants LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedules included in AEGON N.V.'s annual report on Form 20-F for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants LLP's report given on their authority as experts in accounting and auditing.

PROSPECTUS

AEGON N.V.
(a Netherlands public company with limited liability)

and
AEGON Funding Company LLC
(a Delaware limited liability company)

        AEGON N.V. may offer its common shares, senior or subordinated debt securities, including debt securities convertible or exchangeable into other securities described in this prospectus, guarantees, warrants, purchase contracts and units for sale through this prospectus.

        AEGON Funding Company LLC may offer senior or subordinated debt securities including debt securities convertible or exchangeable into other securities described in this prospectus, guarantees, warrants, purchase contracts and units, in each case guaranteed by AEGON N.V., for sale through this prospectus.

        We may offer these securities from time to time in one or more offerings through this prospectus. We may also offer any combination of these securities.

        We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus, any applicable prospectus supplement and any applicable pricing supplement carefully before you invest. You should also consider carefully the documents incorporated by reference in this prospectus and in any prospectus supplement or any pricing supplement and in the registration statement to which they relate before you invest.

        Investing in these securities involves risks. See "Risk Factors" beginning on page 7 of AEGON N.V.'s annual report on Form 20-F for the year ended December 31, 2007 as well as the risk factors included in the applicable prospectus supplement or pricing supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2008.

FORWARD-LOOKING STATEMENTS

        The statements contained and incorporated by reference in this prospectus and any accompanying prospectus supplement that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believe", "estimate", "intend", "target", "may", "expect", "anticipate", "predict", "project", "counting on", "plan", "continue", "want", "forecast", "should", "would", "is confident" and "will" and similar expressions as they relate to us are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which merely reflect company expectations at the time of writing. Actual results may differ materially from expectations conveyed in forward-looking statements due to changes caused by various risks and uncertainties. Such risks and uncertainties include but are not limited to the following:

  •
  changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

  •
  changes in the performance of financial markets, including emerging markets, such as with regard to:

  •
  the frequency and severity of defaults by issuers in our fixed income investment portfolios; and

  •
  the effects of corporate bankruptcies and/or accounting restatements on the financial markets and the resulting decline in value of equity and debt securities we hold;

  •
  the frequency and severity of insured loss events;

  •
  changes affecting mortality, morbidity and other factors that may affect the profitability of our insurance products;

  •
  changes affecting interest rate levels and continuing low or rapidly changing interest rate levels;

  •
  changes affecting currency exchange rates, including the euro/U.S. dollar and euro/UK pound exchange rates;

  •
  increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

  •
  changes in laws and regulations, particularly those affecting our operations, the products we sell and the attractiveness of certain products to our consumers;

  •
  regulatory changes relating to the insurance industry in the jurisdictions in which we operate;

  •
  acts of God, acts of terrorism, acts of war and pandemics;

  •
  changes in the policies of central banks and/or foreign governments;

  •
  litigation or regulatory action that could require us to pay significant damages or change the way we do business;

  •
  customer responsiveness to both new products and distribution channels;

  •
  competitive, legal, regulatory, or tax changes that affect the distribution cost of or demand for our products;

  •
  our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives; and

  •
  changes in our reported results of operations or financial condition as a result of preparing our financial statements in accordance with International Financial Reporting Standards.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing the "shelf" registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of the securities. The prospectus supplement and, if applicable, the pricing supplement may add to or update or change information about us contained in this prospectus. You should read this prospectus, any prospectus supplement and any pricing supplement together with the additional information described under "Where You Can Find More Information About Us".

AEGON N.V.

        With roots dating back 150 years, AEGON N.V., through its member companies, which we collectively refer to as "AEGON" or the "AEGON Group", is one of the world's largest listed life insurance and pension companies as ranked by market capitalization and assets with its headquarters in The Hague, the Netherlands. Our common shares are listed on the Official Segment of the stock market of Euronext Amsterdam, the principal market for our common shares, on which they trade under the symbol "AGN". Our common shares are also listed on the New York Stock Exchange under the symbol "AEG", and on the London and Tokyo stock exchanges. AEGON's established markets are the United States, the Netherlands and the United Kingdom. In addition, AEGON is present in over 20 other markets in the Americas, Europe and Asia, including Canada, Mexico, Hungary, Spain, Taiwan, China, Poland, India and a number of other countries with smaller operations. AEGON encourages product innovation and fosters an entrepreneurial spirit within its businesses. New products and services are developed by local business units with a continuous focus on cost control. AEGON uses a multi-brand, multi-channel distribution approach to meet its customers' needs. AEGON faces intense competition from a large number of other insurers, as well as non-insurance financial services companies such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products.

        The AEGON Group's core business is life insurance, pensions, savings and investment products. The AEGON Group is also active in accident, supplemental health, general insurance and limited banking activities. AEGON's headquarters are located at AEGONplein 50, P.O. Box 85, 2501 CB The Hague, the Netherlands (telephone 011-31-70-344-3210; internet: www.AEGON.com).

AEGON FUNDING COMPANY LLC

        AEGON Funding Company LLC ("AFC") was incorporated on May 21, 1999 under the laws of the State of Delaware under the name AEGON Funding Corp. and was converted from a Delaware corporation to a Delaware limited liability company effective as of April 28, 2008. AFC is an indirect wholly owned subsidiary of AEGON N.V. and has no subsidiaries of its own.

        AFC was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON. AFC's registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual reports with and furnish other information to the U.S. Securities and Exchange Commission (the "SEC"). You may read and copy any document that we have filed with or furnished to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public through the SEC's web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations.

INCORPORATION OF CERTAIN INFORMATION WE FILE WITH THE SEC

        As permitted by the SEC, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that:

  •
  incorporated documents are considered part of this prospectus; and

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus; and

  •
  information that is more recent that is included in this prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus.

        We incorporate by reference into this prospectus our documents listed below. Unless otherwise noted, all documents incorporated by reference have the SEC file number 1-10882.

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2007;

  •
  Report on Form 6-K furnished to the SEC on April 23, 2008, relating to resolutions passed at the annual general meeting of shareholders of AEGON N.V.; and

  •
  each of the following documents that we file with or furnish to the SEC after the date of this prospectus from now until we terminate the offering of securities under this prospectus and the registration statement:

  •
  reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act; and

  •
  reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

        These documents contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations AEGON N.V. P.O. Box 85 2501 CB The Hague The Netherlands Tel: 011-31-70-344-8305 Fax: 011-31-70-344-8445 E-mail: gca-ir@aegon.com	Investor Relations AEGON USA, Inc. 1111 North Charles Street Baltimore, MD 21201 USA Tel: 1-410-576-4577 Fax: 1-410-347-8685 E-mail: ir@aegonusa.com

        No person is authorized to give any information or represent anything not contained in this prospectus. We are only offering the securities in places where sales of those securities are permitted.

The information contained in this prospectus, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

        AFC does not, and will not, file separate reports with the SEC.

FINANCIAL INFORMATION

        Except as otherwise noted, we present the financial statement amounts in this prospectus and in the documents incorporated by reference in this prospectus in accordance with International Financial Reporting Standards as adopted by the European Union and International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS").

        We have derived the financial data in this prospectus presenting year-end figures from our audited consolidated financial statements. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

        As used in this prospectus, "dollar", "USD" and "$" refer to the U.S. dollar and "euro," "EUR" and "€" refers to the unified currency that was introduced in connection with the European Economic and Monetary Union in the Netherlands and the other participating member states of the European Union on January 1, 1999.

ENFORCEMENT OF CIVIL LIABILITIES

        AEGON N.V. is a Dutch company located in the Netherlands. Many of our directors and officers are residents of the Netherlands or countries other than the United States. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. Federal securities laws:

  •
  to effect service of process within the United States upon AEGON N.V. and our directors and officers located outside the United States;

  •
  to enforce in U.S. courts or outside the United States judgments obtained against those persons in U.S. courts;

  •
  to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

  •
  to enforce against those persons in the Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. Federal securities laws.

        The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, except arbitration awards. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor a final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes Dutch public policy.

        A shareholder of a company incorporated under the laws of the Netherlands cannot sue individual members of the supervisory board or executive board derivatively; that is, in the name of and for the benefit of AEGON N.V. Moreover, under Dutch law, the duties owed by members of the AEGON Supervisory Board and AEGON Executive Board are owed primarily to AEGON N.V., not to our shareholders. This may limit the rights of the shareholders of a Dutch company to sue members of its supervisory or executive boards. Dutch law does not specifically provide for class action suits, such as a suit by one shareholder for his benefit and the benefit of others similarly situated against a company or its supervisory or executive directors.

USE OF PROCEEDS

        Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations, debt repayment and refinancing, capital expenditures and acquisitions. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated using financial information calculated in accordance with IFRS.

Three Months Ended March 31,		Year Ended December 31,
2008	2007	2007	2006	2005	2004
1.2	1.9	1.7	2.0*	1.7*	1.8*

*
All information for 2006, 2005 and 2004 has been adjusted to reflect a change in accounting principles relating to guarantees at AEGON The Netherlands. Please refer to Note 18.2 to our consolidated financial statements for further information.

        For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before tax plus fixed charges and less dividends on preferred shares and interest on perpetual capital securities. Fixed charges are calculated by adding (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness, (3) interest on fixed annuities, guaranteed investment contracts and savings accounts, (4) dividends on preferred shares and (5) interest on perpetual capital securities.

 DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION OF AEGON N.V.

        The following is a summary of the terms of AEGON N.V.'s share capital, including brief descriptions of provisions contained in AEGON N.V.'s articles of incorporation, as last amended on May 3, 2007. These summaries and descriptions do not purport to be complete statements of these provisions.

Share Capital

        The total authorized share capital of AEGON N.V. consists of 3,000,000,000 common shares, par value EUR 0.12 per share, and 1,000,000,000 class A and class B preferred shares, par value EUR 0.25 per share, of which 500,000,000 are class A preferred shares and 500,000,000 are class B preferred shares. As of March 31, 2008, 1,636,544,530 common shares, 211,680,000 class A preferred shares and 35,170,000 class B preferred shares were issued. Of the issued common shares, 142,327,535 common shares were held by AEGON N.V. as treasury shares.

        All of our common shares and preferred shares are fully paid and not subject to calls for additional payments of any kind. All of our common shares are registered shares and held by shareholders worldwide either through Euroclear Netherlands as Deposit Shares or directly registered in our Register of Shareholders. Holders of New York Shares hold their common shares in registered form issued by our New York transfer agent on our behalf (the "New York Shares"). New York Shares and Deposit Shares are exchangeable on a one-to-one basis and are entitled to the same rights, except that cash dividends are paid in US dollars on New York Shares.

        As of March 31, 2008, 315,847,578 common shares were registered in our Register of Shareholders and 212,024,522 common shares were held in the form of New York Shares.

Dividends

        Under Dutch law and AEGON N.V.'s articles of incorporation, the holders of AEGON N.V. common shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any. The AEGON Executive Board may determine the dividend payment date for the AEGON N.V. common shares and preferred shares, the record date for payment applicable to holders of registered AEGON N.V. common shares and, with the approval of the AEGON Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares therefore, AEGON N.V. is empowered to make payment in U.S. dollars.

        Preferred dividends are payable on the capital actually paid in on the preferred shares at a percentage, on an annual basis, which will be equal to the European Central Bank's fixed interest percentage for basic refinancing transactions, to be increased by 1.75 percentage points, all applicable to the first day of trading on Euronext Amsterdam in the financial year to which the dividend relates.

Voting Rights and Appointment of AEGON Supervisory and AEGON Executive Boards

        General Meeting of Shareholders.    All holders of AEGON N.V. common shares and preferred shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures described below. A holder of AEGON N.V. common shares is entitled to one vote for each share held by such holder and represented at the meeting. However, a holder of preferred shares is entitled, instead of casting one vote per preferred share, to cast such number of votes as are equal to the number of preferred shares held multiplied by twenty-five twelfths (25/12), provided that any resulting fraction of a vote is disregarded. AEGON N.V. and Vereniging AEGON have entered into a preferred shares voting rights agreement, pursuant to which Vereniging AEGON has voluntarily waived its right to cast 25/12 votes per class A or class B preferred share. Instead, Vereniging AEGON has agreed to exercise only one vote per preferred share, except in the event of a

"special cause," such as the acquisition of a 15% interest in AEGON N.V., a tender offer for AEGON N.V. shares or a proposed business combination by any person or group of persons whether individually or as a group, other than in a transaction approved by the AEGON Executive Board and the AEGON Supervisory Board. If, in its sole discretion, Vereniging AEGON determines that a "special cause" exists, Vereniging AEGON will notify the general meeting of shareholders and retain its right to exercise the full voting power of 25/12 votes per preferred share for a limited period of six months.

        A general meeting of shareholders is required to be held not later than June 30 of each year. General meetings of shareholders are called by the AEGON Supervisory Board or the AEGON Executive Board and are required to be held in Amsterdam, The Hague, Haarlemmermeer (including Schiphol Airport), Leidschendam, Rijswijk (ZH), Rotterdam or Voorburg, at the choice of the corporate body that calls the meeting. The AEGON Executive Board is authorized to decide that with respect to a general meeting of shareholders, a record date will be applied on the basis of which it shall be determined in accordance with Section 2:119 of the Dutch Civil Code which persons are deemed to be shareholders for the purpose of attending and exercising voting rights at a general meeting of shareholders. Such record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting. Action is taken at general meetings by an absolute majority of the valid votes cast unless a larger majority is explicitly provided by law or by AEGON N.V.'s articles of incorporation.

        AEGON N.V. may not vote shares held by it or its subsidiaries.

        Major Shareholders of AEGON N.V.    As of March 31, 2008, Vereniging AEGON held approximately 10.5% of the common shares and 100% of the preferred shares of AEGON N.V. These holdings give Vereniging AEGON approximately 24.1% of AEGON N.V.'s voting shares. In the event of a "special cause," as describe above, Vereniging AEGON's voting rights will increase to approximately 34.2% for up to six months per "special cause." Vereniging AEGON is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The objective of Vereniging AEGON is the balanced representation of the interests of AEGON N.V. and all of its stockholders, AEGON Group companies, insured parties, employees and other constituencies of the AEGON Group. The table below shows the ownership percentage of Vereniging AEGON as of March 31, 2008.

Title of Class	Number Owned	Percent of Class
Common Shares	171,974,055	10.5%
Preferred A Shares	211,680,000	100.0%
Preferred B Shares	35,170,000	100.0%

        Vereniging AEGON has two administrative bodies: the General Meeting of Members and the Executive Committee. At March 31, 2008, the General Meeting of Members consisted of 17 individuals who were elected as members of Vereniging AEGON. The majority of the voting rights is with the 15 members not being employees or former employees of AEGON N.V. or one of the AEGON Group companies, nor current or former members of the AEGON Supervisory Board or the AEGON Executive Board. Those members represent a broad cross-section of Dutch society, and are called elected members.

        The other two members are both elected by the General Meeting of Members of Vereniging AEGON from among the members of the AEGON Executive Board.

        The Executive Committee of Vereniging AEGON consists of seven members. Five of those members, including the chairman and vice-chairman, are not nor have ever been, related to AEGON N.V. The other two members are also members of the AEGON Executive Board. Resolutions of the Executive Committee, other than with regard to amendment of the articles of association of Vereniging AEGON, require an absolute majority of votes. When a vote in the Executive Committee results in a tie, the General Meeting of Members has the deciding vote. Amendments of the articles of association of Vereniging AEGON requires a unanimous proposal from the Executive Committee of Vereniging AEGON (including consent of the two representatives of AEGON N.V.) pursuant to a special procedure. Following an amendment of the articles of association of Vereniging AEGON as effected on September 13, 2005, this special requirement does not apply in the event of a hostile change of control at the general meeting of shareholders of AEGON N.V., in which event Vereniging AEGON may amend its articles of association without the cooperation of AEGON N.V.

        Appointment of the AEGON Supervisory Board and the AEGON Executive Board.    AEGON N.V. has a two-tier management system consisting of an executive board and a supervisory board. Members of the AEGON Supervisory Board are nominated by the AEGON Supervisory Board and are appointed by the general meeting of shareholders. The number of members of the AEGON Supervisory Board is determined from time to time by the AEGON Supervisory Board but may not consist of less than seven members. Members of the AEGON Executive Board are nominated by the AEGON Supervisory Board and are appointed by the general meeting of shareholders. For more information please see "Item 6. Directors, Senior Management and Employees" of AEGON N.V.'s 2007 Annual Report on Form 20-F.

        Shareholder Proposals.    Shareholders who, alone or jointly, represent at least one-tenth percent (0.1%) of the issued capital or a block of shares, alone or jointly, worth at least fifty million euro (EUR 50,000,000) according to the Official Price List of Euronext Amsterdam N.V. (or any publication taking its place), shall have the right to request of the AEGON Executive Board or the AEGON Supervisory Board that items be placed on the agenda of the general meeting of shareholders. These requests shall be honoured by the AEGON Executive Board or the AEGON Supervisory Board under the conditions that (a) important AEGON interests do not dictate otherwise; and (b) the request is received by the chairman of the AEGON Executive Board or the chairman of the AEGON Supervisory Board in writing at least sixty (60) days before the date of the general meeting of shareholders.

        Amendment of Articles.    The articles of incorporation of AEGON N.V. may be amended at any general meeting of shareholders by an absolute majority of the votes cast. Any such amendment must have been proposed by the AEGON Executive Board which proposal must have been approved by the AEGON Supervisory Board.

        Annual Accounts.    The general meeting of the shareholders adopts annually AEGON N.V.'s annual accounts with respect to the previous calendar year.

Liquidation Rights

        In the event of the liquidation of AEGON N.V., the general meeting of shareholders determines the remuneration of the liquidators and of the members of the AEGON Supervisory Board. The AEGON Executive Board is responsible for effecting the liquidation, which is to be overseen by the AEGON Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of preferred shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of AEGON N.V. common shares.

Issuance of Additional Rights

        Shares of AEGON N.V.'s authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the AEGON Executive Board if authorized by the shareholders. At the general meeting of shareholders of AEGON N.V. held on April 23, 2008, the AEGON Executive Board was designated, for a period of eighteen months effective April 23, 2008, by a resolution approved by the shareholders, as the company body which shall, subject to the approval of the AEGON Supervisory Board, be authorized to decide upon the issue of shares and to grant rights to acquire shares. The authority granted thereby is limited annually to 10% of the capital, plus 10% of the capital if the issuance or the granting of rights occurs on the occasion of the acquisition of an enterprise or a corporation. For purposes of this paragraph, the term "capital" means the total par value of the common shares issued at the time this authorization is used for the first time in any calendar year. The authorization described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON Executive Board which has been approved by the AEGON Supervisory Board.

Preemptive Rights

        Except in certain instances prescribed by law, the holders of AEGON N.V. common shares have preemptive rights on a pro rata basis to purchase the number of AEGON N.V. common shares to be issued. Holders of AEGON N.V. preferred shares, as such, have no preemptive rights in respect of any AEGON N.V. common shares.

        Preemptive rights in respect of AEGON N.V. common shares may be restricted or excluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to restrict or exclude the preemptive rights in respect of AEGON N.V. common shares and the intended issue price must be explained in writing. Preemptive rights may also be restricted or excluded by the AEGON Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the AEGON Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution of the general meeting that restricts or excludes preemptive rights or that confers this power to the AEGON Executive Board can only be adopted at the proposal of the AEGON Executive Board which is approved by the AEGON Supervisory Board. A resolution of the general meeting to restrict or exclude the preemptive rights or to confer this power to the AEGON Executive Board shall require a majority of not less than two thirds of the votes cast if less than one half of AEGON N.V.'s issued capital is represented at the meeting. If AEGON N.V. makes a rights offering to the holders of AEGON N.V. common shares, the rights of holders of AEGON N.V.'s New York Shares to exercise the rights so offered is subject to a restriction which permits AEGON N.V. to sell such rights in a manner to be determined by the AEGON Executive Board and to remit the cash proceeds of such sale to such holders if the additional AEGON N.V. common shares are not registered under the Securities Act of 1933, as amended (the "Securities Act").

        At the general meeting of shareholders of AEGON N.V. held on April 23, 2008, the AEGON Executive Board was designated, for a period of eighteen months effective April 23, 2008, by a resolution approved by the shareholders, as the company body which shall, subject to the approval of the AEGON Supervisory Board, be authorized to restrict or exclude the preemptive rights of the shareholders with regard to the issuance of common shares or the granting of rights to subscribe for common shares. In respect of the issuance of common shares without preemptive rights, the authority given thereby shall be limited annually to 10% of the capital, plus 10% of the capital if the issuance occurs on the occasion of the acquisition of an enterprise or a corporation. For purposes of this paragraph, the term "capital" means the total par value of the common shares issued at the time this authorization is used for the first time in any calendar year.

        The authorization described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON Executive Board which has been approved by the AEGON Supervisory Board.

Repurchase by AEGON N.V. of its Own Shares

        Subject to certain restrictions contained in the laws of the Netherlands and AEGON N.V.'s articles of incorporation, the AEGON Executive Board may cause AEGON N.V. to purchase its own fully-paid shares, provided that the total number of AEGON N.V. shares so repurchased, together with shares already held in treasury by AEGON N.V. or held by its subsidiaries, may not exceed, in the aggregate, 10% of the issued capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price. In addition, the approval of the AEGON Supervisory Board shall be required for any such acquisition. At the general meeting of shareholders held on April 23, 2008, the shareholders authorized the AEGON Executive Board for a period of eighteen months to acquire shares up to the maximum number permitted by law and AEGON N.V.'s articles of incorporation at a price not higher than 10% above the quoted local market price immediately prior to the acquisition. Preferred shares may only be acquired at a price not higher than 10% above the average paid-in amount on the preferred shares being acquired, to be increased with dividends accrued but not yet paid at the time of the acquisition.

Certificates for Common Stock and their Transfer

        Certificates evidencing AEGON N.V. common shares are issuable, upon a resolution of the AEGON Executive Board, only in registered form. Certificates issued by the New York registrar are printed in the English language. New York Shares may be held by residents as well as non-residents of the Netherlands. Only New York Shares may be traded on the New York Stock Exchange. New York Shares may be transferred on the books of AEGON N.V. at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON N.V., acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition, a shareholder may in accordance with AEGON N.V.'s articles of incorporation, upon the surrender for cancellation of any share certificate previously issued, request the consent of the Executive Board to have his name entered in the register of shareholders maintained by AEGON N.V. with respect to the share or shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of such share or shares.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the general terms of the debt securities. If the debt securities are offered as part of a global offering, this prospectus only covers offers and sales initially made in the U.S. and resales into the U.S. Each time that we issue debt securities pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement or, if applicable, the pricing supplement will contain the specific terms applicable to those debt securities. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will replace those presented here. You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

General

        The debt securities will be issued by AEGON N.V. or AFC, as the case may be, under an indenture with The Bank of New York Trust Company, N.A.

        Any debt securities issued by AFC will be guaranteed by AEGON N.V. See "DESCRIPTION OF GUARANTEES" below. The total principal amount of debt securities that can be issued under the indenture is unlimited. The indenture does not limit the amount of other debt, secured or unsecured, that we may issue. We may issue the debt securities in one or more series.

        The prospectus supplement and, if applicable, the pricing supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the issuer of the debt securities, AEGON N.V. or AFC;

  •
  the price of the debt securities offered;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates, if any, on which the principal of and any premium on the debt securities will be payable;

  •
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  whether the debt securities are senior or subordinated debt securities and, if subordinated, the ranking of such debt securities in relation to other senior or subordinated debt securities;

  •
  the places at which payments of principal and interest are payable;

  •
  the terms of any optional or mandatory redemption, including the price for the redemption;

  •
  any sinking fund provisions;

  •
  the terms of any payments on the debt securities that will be payable in foreign currency or currency units or another form;

  •
  the terms of any payments that will be payable by reference to any index or formula;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  whether debt securities will be issued as discount securities and the amount of any discount;

  •
  whether the debt securities will be represented by one or more global securities;

  •
  whether the debt securities will be issued in registered or bearer form, and any restrictions that may apply;

  •
  any terms for the conversion or exchange of the debt securities for other securities of AEGON Group companies or any other entity (including any related cash-out option); and

  •
  any other terms of the debt securities.

        We have the ability under the indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement, the debt securities will not be listed on any securities exchange.

        The senior debt securities will be unsecured, unsubordinated indebtedness and will rank equally with all other unsecured and unsubordinated debt of their issuer. The subordinated debt securities will be unsecured indebtedness and will be subordinated in right of payment to existing and future debt of their issuer as set forth in the related prospectus supplement or, if applicable, the relevant pricing supplement. See "Subordination" below.

        Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities will either bear no interest or will bear interest at a rate which at the time of issuance is below market rates. U.S. Federal income tax consequences and other special considerations applicable to discounted debt securities are discussed below under "Taxation in the United States" and may be discussed further in the prospectus supplement or, if applicable, the pricing supplement relating to these debt securities.

        If AFC issues the debt securities, AEGON N.V. will fully and unconditionally guarantee the due and punctual payment of the principal of, any premium and any interest on those debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. See "DESCRIPTION OF GUARANTEES".

        On March 31, 2008, AEGON N.V. had outstanding EUR 4.895 billion of capital securities, EUR 34 million of subordinated debt securities and EUR 1.313 billion of senior debt securities. AEGON N.V. had no secured debt. AFC had outstanding USD 0.5 billion in aggregate principal amount of senior debt securities and no secured or subordinated debt securities. AFC does not have any subsidiaries.

Paying Agent and Transfer Agent

        Unless otherwise specified in the relevant prospectus supplement, or, if applicable, the relevant pricing supplement, Citibank N.A. will be the registrar, paying agent, transfer agent and calculation agent for the debt securities.

Governing Law

        Except as may otherwise be provided in the related prospectus supplement or, if applicable, the relevant pricing supplement, the indenture and the guarantees will be governed by and construed in accordance with the laws of the State of New York. The laws of the State of New York would not require the trustee to pursue or exhaust its legal and equitable remedies against AFC, as the case may be, prior to exercising its rights under the guarantee relating to guaranteed debt securities issued by AFC. We cannot assure you that a Netherlands court would give effect to this provision. However,

AEGON N.V. will waive any right to require a proceeding against AFC before its obligations under the guarantees of debt securities of AFC shall become effective. There are no limitations under the laws of the Netherlands or the articles of incorporation of AEGON N.V. on the right of non-residents of the Netherlands to hold the debt securities issued by AEGON N.V.

Form, Exchange and Transfer

        Unless otherwise specified in the related prospectus supplement or, if applicable, the related pricing supplement, the debt securities of each series will be issuable in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

        Unless otherwise specified in the related prospectus supplement, or, if applicable, the related pricing supplement, any payments of principal, interest and premium on registered debt securities will be payable and, subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged, at any office or agency we maintain for such purpose, without the payment of any service charge except for any applicable tax or governmental charge.

Global Securities

        The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement or, if applicable, the related pricing supplement. Unless a global certificate is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee.

        Unless your prospectus supplement provides otherwise, the securities will initially be issued to investors only in book-entry form. We will issue and register in the name of one or more financial institutions or clearing systems or their nominees, one or more fully registered global certificates, representing the total aggregate number of securities. A financial institution or clearing system that we select for the purpose is called the "depositary" for that security. A security will usually have only one depositary, but it may have more.

        Each series of securities will have one or more of the following as the depositaries:

  •
  DTC;

  •
  Euroclear;

  •
  a financial institution holding the securities on behalf of Clearstream, Luxembourg; or

  •
  any other clearing system or financial institution named in the applicable prospectus supplement.

        The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

        DTC has provided us the following information, and we take no responsibility for its accuracy. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, eliminating the need for physical movement of securities certificates. Participants in DTC include Clearstream, Luxembourg and Euroclear, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Pursuant to DTC's procedures, upon the sale of debt securities represented by a global certificate to underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global certificate will be shown on DTC's records (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of the securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate may be limited.

        We will wire to DTC's nominee principal and interest payments with respect to global certificates. We and the trustees under the indenture will treat DTC's nominee as the owner of the global certificates for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global certificates to owners of beneficial interests in the global certificates.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their beneficial interests in the global certificates as shown on DTC's records. Payments by participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global certificates, as is the case with securities held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

        Debt securities of any series represented by a global certificate will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary, or DTC is no longer eligible to act as depositary, and we do not appoint a successor depositary within 90 days; or

  •
  we determine not to have the debt securities of a series represented by global certificates and notify the trustee of our decision.

        So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global notes for all purposes under the indenture. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have senior notes registered in your name, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

        Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of DTC's direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their senior notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner's account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the Trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in senior notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We have been informed that, under DTC's existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of senior notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Clearstream, Luxembourg has advised us as follows:

        Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a bank and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. Clearstream, Luxembourg's customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic link with Euroclear to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

        Euroclear has advised us as follows:

        Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission and the National Bank of Belgium. Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with domestic markets in several countries. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Payments of Additional Amounts

        The issuer or guarantor will make all payments on the debt securities of that series without withholding or deduction for any taxes, or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of the Netherlands, in the case of AEGON N.V., or the United States, in the case of AFC, or any authority in the Netherlands or the United States, as applicable. In the event any Netherlands, in the case of payments by AEGON N.V., or United States, in the case of payments by AFC, taxes or other charges are imposed on payments on any debt security of that series held by you, the issuer or guarantor will pay to you such additional amounts as may be necessary so that the net amounts receivable by you after any payment, withholding or deduction of tax or charge will equal the amounts of principal, any interest and any premium which would have been receivable on the debt security if there were no such payment, withholding or deduction; provided, however, that (a) in the case of payments by AEGON N.V., the amounts with respect to any Netherlands taxes shall be payable only to holders that are not residents in the Netherlands for purposes of its tax laws; and (b) in the case of payments by AFC, the amounts with respect to any United States taxes shall be payable only to holders that are non-U.S. persons not resident in the United States, foreign corporations or certain trusts or estates not subject to taxes, for United States tax purposes, and provided further, that the issuer or guarantor shall not be required to make any payment of any additional amounts on account of:

  •
  in the case of payments by AEGON N.V., your being a resident of the Netherlands or having some connection with the Netherlands or United States (in the case of Netherlands taxes) other than the mere holding of the debt security or the receipt of principal, any interest, or any premium on the debt security;

  •
  in the case of payments by AFC, your being a resident of the United States or having some connection with the United States (in the case of United States taxes) other than the mere holding of the debt security or the receipt of principal, and interest, or any premium on the debt security;

  •
  your presentation of the debt security for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment to the trustee;

  •
  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

  •
  any tax, assessment or other governmental charge payable other than by withholding from payments on the debt security;

  •
  in the case of payments by AFC, with respect to United States taxes, any tax imposed by reason of the holder's past or present status as a tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

  •
  any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in the Netherlands, in the case of payments by AEGON N.V., or the United States, in the case of payments by AFC, or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge;

  •
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent;

  •
  any withholding or deduction imposed on a payment under any debt security which is required to be made pursuant to a European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such directive; or

  •
  any combination of items above,

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security to any holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of the debt security.

Tax Redemption

        If the prospectus supplement or, if applicable, the pricing supplement for a particular series of debt securities so provides, the issuer or guarantor may redeem that series of debt securities before its maturity, in whole but not in part, if, at any time after the date of issuance of that series of securities, as a result of any:

  •
  amendment to, or change in, the laws of the Netherlands, in the case of payments by AEGON N.V., or the United States, in the case of payments by AFC, or any political subdivision thereof; or

  •
  change in the application or official interpretation of such laws or regulations,

where the amendment or change becomes effective after the date of the issuance of the series of debt securities, the issuer or guarantor become, or will become, obligated to pay any additional amounts as provided above under "Payments of Additional Amounts" and cannot reasonably avoid such obligation.

        Before the issuer or guarantor may redeem debt securities of a particular series as provided above, the issuer or guarantor must deliver to the trustee at least 30 days, but not more than 60 days, prior to the date fixed for redemption:

  •
  a written notice stating that the debt securities of a particular series are to be redeemed, specifying the redemption date and other pertinent information; and

  •
  an opinion of independent legal counsel selected by us to the effect that, as a result of the circumstances described above, we have or will become obligated to pay any additional amounts.

        The issuer or guarantor will give you at least 30 days', but not more than 60 days', notice before any tax redemption of a series of securities. On the redemption date, the issuer or guarantor will pay you the principal amount of your debt security, plus any accrued interest (including any additional amounts) to the redemption date.

Conversion or Exchange

        The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities will be set forth in the related prospectus supplement. These terms may include the conversion price, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders of that series of debt securities or at our option, any events requiring an adjustment of the conversion price, provisions affecting conversion in the event of the redemption of such series of debt securities and other relevant provisions relating to those securities.

Events of Default

        Except as may otherwise be provided for in the related prospectus supplement or, if applicable, the relevant pricing supplement, the following are defined as events of default with respect to securities of any series outstanding under the indenture:

  (a)
  failure to pay principal or premium, if any, on any debt security of that series when due, and continuance of such a default beyond any applicable grace period;

  (b)
  failure to pay any interest on any debt security of that series when due, and continuance of such a default for a period of 30 days beyond any applicable grace period;

  (c)
  failure to deposit any sinking fund payment, when due and continuance of such a default beyond any applicable grace period, on any debt security of that series;

  (d)
  failure to perform any of our other covenants or the breach of any of the warranties in the indenture after being given written notice and continuance of such a default for a period of 90 days beyond any applicable grace period; and

  (e)
  certain events in bankruptcy, insolvency or reorganization of AEGON N.V. or AFC.

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement). If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration. Because each series of debt securities will be independent of each other series, a default in respect of one series will not necessarily in itself result in a default or acceleration of the maturity of a different series of debt securities.

        Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Subject to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        A holder of debt securities of any series will not have any right to institute any proceeding with respect to the indenture unless:

  •
  the holder previously gave written notice to the trustee of an event of default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        The limitations described above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on that debt security on or after the applicable due date specified in that debt security.

        We will be required to furnish to each trustee annually a statement by our officers as to whether or not we are in default in the performance of any of the terms of the indenture.

Subordination

        The indebtedness evidenced by the subordinated debt securities will, to the extent provided pursuant to the indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt, as defined, including any senior debt securities and any subordinated debt securities that are defined as senior debt for purposes of a particular series of subordinated debt securities. The prospectus supplement or, if applicable, the pricing supplement relating to any subordinated debt securities will summarize the subordination provisions of the indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

  •
  the definition of senior debt applicable to the subordinated debt securities of that series including whether and to what extent the subordinated debt of that series shall be subordinated to other subordinated debt of their issuer.

        In the event and during the continuation of any default in the payment of any senior debt continuing beyond any applicable grace period specified in the instrument evidencing that senior debt (unless and until the default shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion or exchange, if applicable, of the subordinated debt securities may be made pursuant to the subordinated debt securities.

        Upon payment or distribution of our assets to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will be entitled to receive payment in full of all amounts due on the senior debt before any payment is made by us on account of principal, premium, if any, or interest, if any, on the subordinated debt securities.

        By reason of this subordination, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, and holders of senior debt may recover more, ratably, than our other creditors. The indenture does not limit the amount of senior debt that we may issue.

Limitation on Liens

        Unless otherwise specified in a prospectus supplement or, if applicable, the pricing supplement relating to a series of debt securities, so long as any of the debt securities of that series remain outstanding, the issuer and its subsidiaries may not secure any indebtedness in respect of borrowed moneys having an original maturity of more than two years by granting security upon any of their present or future assets or revenues unless they effectively provide that the same or equal and ratable security (or other security acceptable to the trustee) is accorded to all debt securities of that series for so long as the secured indebtedness is so secured. This limitation does not apply to:

  •
  security created over any shares in, assets of or securities owned by any subsidiaries that are not principally engaged in the business of life insurance and that do not contribute more than 10% of AEGON's total aggregate consolidated gross premium income as reflected in its most recent annual audited financial statements;

  •
  security created in the normal course of the insurance business carried on in a manner consistent with generally accepted insurance practice for that insurance business;

  •
  security or preference arising by operation of any law;

  •
  security over real property to secure borrowings to finance the purchase or improvement of that real property;

  •
  security over assets existing at the time of the acquisition of those assets; and

  •
  security not otherwise permitted by the above that secures borrowed money in an aggregate principal amount not exceeding 50% of AEGON's total aggregate consolidated indebtedness with an original maturity of more than two years.

Defeasance

        Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement, we may elect, at our option at any time, to have the provisions of the indenture relating (a) to defeasance and discharge of indebtedness or (b) to defeasance of certain restrictive covenants apply to the debt securities of any series, or to any specified part of a series.

        In order to exercise either option, we must irrevocably deposit, in trust for the benefit of the holders of those debt securities, money or U.S. government securities, or both, which, through the payment of principal and interest in accordance with their terms, will provide amounts sufficient to pay the principal of and any premium and interest on those debt securities on the respective stated maturities in accordance with the terms of the indenture and those debt securities and we must deliver to the trustee an opinion of counsel confirming that the beneficial owners of those debt securities will not recognize gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, provided in the case of a defeasance and discharge, such opinion of counsel shall be based on a ruling received from, or published by, the U.S. Internal Revenue Service or a change in the applicable U.S. Federal income tax law occurring after the date of original issue of those debt securities. Any additional conditions to exercising these options with respect to a series of debt securities will be described in a related prospectus supplement.

        If we meet all the conditions to clause (a) above and elect to do so, we will be discharged from all our obligations with respect to the applicable debt securities and if those debt securities are subordinated debt securities, the provisions relating to subordination will cease to be effective (other than obligations to register transfer of debt securities, to replace lost, stolen or mutilated certificates and to maintain paying agencies). We shall be deemed to have paid and discharged the entire indebtedness represented by the applicable debt securities and to have satisfied all of our obligations under the debt securities and the indenture relating to those debt securities.

        If we meet all the conditions to clause (b) above and elect to do so, we may omit to comply with and shall have no liability in respect of certain restrictive covenants as described in the related prospectus supplement and, if those debt securities are subordinated debt securities, the provisions of the indenture relating to subordination will cease to be effective, in each case with respect to those debt securities.

Modification of the Indenture

        Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders holding not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications or altering the provisions relating to the waiver of any past default, is effective against any holder without its consent. We and the trustee may also amend the indenture or any supplement to the indenture without the consent of the holders of any debt securities to evidence the succession or addition of another corporation to AEGON N.V. or AFC, as the case may be, to evidence the replacement of the trustee with respect to one or more series of debt securities and for certain other purposes.

Consolidation, Merger or Disposition of Assets of AEGON N.V. or AFC

        We may not consolidate with or merge into, or sell or lease substantially all of our assets to any person unless:

  •
  the successor person expressly assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

  •
  any other conditions specified in the related prospectus supplement or, if applicable, the pricing supplement are met.

Concerning the Trustee

        We and certain of our affiliates and subsidiaries may maintain deposit account and lines of credit and have other customary banking relationship with the trustee and its affiliates in the ordinary course of our and their respective businesses.

        Pursuant to the Trust Indenture Act, should a default occur with respect to the debt securities constituting our senior debt securities or subordinated debt securities, the trustee would be required to resign as trustee with respect to the debt securities constituting either the senior debt securities or the subordinated debt securities under the indenture within 90 days of the default unless the default were cured, duly waived or otherwise eliminated or unless only senior debt securities or subordinated debt securities are outstanding under the indenture at the time of the default.

DESCRIPTION OF WARRANTS

        We may issue warrants, including warrants to purchase debt securities, common shares or the equity or debt of issuers unaffiliated with us. If we issue warrants to purchase securities of issuers unaffiliated with us, the warrants will not be exercisable within one year of the date of sale of the warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent. A description of the warrant agreement will be included in the prospectus supplement or, if applicable, the pricing supplement relating to the warrants that we offer. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        The following is a summary of the general terms of the warrants. Each time that we issue warrants pursuant to this prospectus we will file with the SEC a prospectus supplement, and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and, if applicable, the pricing supplement will contain the specific terms applicable to those warrants. The terms presented here, together with the specific terms contained in the applicable prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the warrants.

General

        We will describe in the related prospectus supplement or, if applicable, the pricing supplement the terms of each series of warrants to purchase securities, which may include debt securities, common shares or the equity or debt of issuers unaffiliated with us, the warrant agreement relating to the warrants offered and the warrant certificates representing the warrants offered. These terms will include some or all of the following:

  •
  the title of the warrants offered;

  •
  the securities, which may include debt securities, common shares or the equity or debt of issuers unaffiliated with us, for which you may exercise the warrants;

  •
  the aggregate number of the warrants;

  •
  the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

  •
  the currency or currencies investors may use to pay for the warrants;

  •
  the procedures and conditions relating to the exercise of the warrants;

  •
  the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

  •
  the date, if any, from which you may separately transfer the warrants and the related securities;

  •
  the date on which your right to exercise the warrants commences, and the date on which your right expires;

  •
  whether we will issue the warrants or the underlying securities in registered form or bearer form;

  •
  information with respect to book-entry procedures, if any;

  •
  the maximum or minimum number of warrants which you may exercise at any time;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  a description of your rights to institute and maintain any suit, action or proceeding to enforce your rights to exercise and receive the securities purchasable upon exercise of your warrants;

  •
  a description of any antidilution provisions applicable to the warrants that would require adjustment of the number of securities purchasable or the exercise price of your warrants, or both;

  •
  the identity of the warrant agent; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

        We will also describe in the related prospectus supplement or, if applicable, the pricing supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the related prospectus supplement or, if applicable, the pricing supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the underlying securities purchasable upon exercise of the warrants and will not be entitled to dividend, interest or any other payments, if any, or voting rights of the underlying securities purchasable upon such exercise.

Enforceability of Rights; Governing Law

        Each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES

        In addition to guarantees in connection with debt securities issued by AFC, we may issue guarantees in a variety of circumstances including in connection with one or more securities described in this prospectus, in connection with the obligations of any present or future subsidiary in addition to AFC, or in connection with other transactions to be described in one or more prospectus supplements and, if applicable, pricing supplements. Except in connection with debt securities issued by AFC, which will be issued without separate consideration, guarantees may be issued for consideration or without consideration. Guarantees may be subordinated or unsubordinated and may be contingent or non-contingent.

        The following is a summary of the general terms of the guarantees. Each time that we issue guarantees pursuant to this prospectus, we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and, if applicable, a pricing supplement will contain the specific terms applicable to those guarantees. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, a pricing supplement will be a description of the material terms of the guarantees. When we refer in this summary to guaranteed securities, we mean the securities to which the guarantee relates. When we refer in this summary to the issuer, we mean the issuer of the relevant guaranteed securities.

Guarantees of Debt Securities of AFC

        If AFC issues the debt securities, AEGON N.V. will fully and unconditionally guarantee the due and punctual payment of the principal of, any premium and any interest on those debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of senior debt securities will constitute an unsecured, unsubordinated obligation of AEGON N.V. and will rank equally with all other unsecured and unsubordinated obligations of AEGON N.V. The guarantees of subordinated debt securities will constitute an unsecured obligation of AEGON N.V. and will be subordinated in right of payment to all senior indebtedness of AEGON N.V. as defined for purposes of each series of subordinated debt securities.

        AEGON N.V. will (i) agree that its obligations under the guarantees will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the guaranteed debt securities or the indenture and (ii) waive any right to require a proceeding against AFC, as the case may be, before its obligations under the guarantees shall become effective. See "Enforcement of Civil Liabilities Against Foreign Persons".

Other Guarantees

        We may offer guarantees in a variety of circumstances that will be described in prospectus supplements and, if applicable, pricing supplements. For example, we may offer guarantees to holders of one or more series of debt securities of one or more of our direct or indirect subsidiaries as consideration for obtaining consent to amend or waive certain covenants and other terms of those securities and the indenture or indentures governing them. The relevant prospectus supplement and, if applicable, the pricing supplement will contain a description of the specific terms of the guarantees we may offer including the following:

  •
  the title and issuer of the obligations to which the guarantee relates;

  •
  whether and to what extent the obligations under the guarantee are contingent;

  •
  any obligations to which the guarantee may be subordinated;

  •
  to what extent the guarantee is issued in connection with an indenture or other instrument and the terms of any supplemental indenture or other instrument entered into in connection with the issuance of the guarantee;

  •
  the principal amount of our obligation under the guarantee;

  •
  any limits on assignment of the guarantee;

  •
  any consideration to be received for the guarantee;

  •
  any events of default under the guarantee; and

  •
  any other terms or conditions associated with the guarantee.

        The guarantee does not limit the amount of secured or unsecured debt that we may incur. We expect from time to time to incur additional debt that is senior to guarantees in right of payment.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of common shares or other securities at a future date or dates. The price of common shares or other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and other securities, including debt or equity issued by us or debt obligations of third parties, including United States Treasury securities. The purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require you to secure your obligations in a specified manner including by depositing cash or securities forming a component of units issued by us or otherwise.

        Each time that we issue purchase contracts pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and, if applicable, the pricing supplement will contain the specific terms of those purchase contracts. The terms presented here, together with the specific terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the purchase contracts. The preceding description and any description of purchase contracts in the related prospectus supplement or, if applicable, the pricing supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Unless otherwise specified in the related prospectus supplement and, if applicable, the pricing supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may or may not be held or transferred separately, at any time or at any time before a specified date. The related prospectus supplement and, if applicable, the related pricing supplement, may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

  •
  whether the units will be callable by the issuer;

  •
  any conversion rights, penalties and restrictions;

  •
  any antidilution, mandatory conversion or tax call provisions;

  •
  whether the units will be issued in fully registered or global form; and

  •
  any other terms of the units.

        Each time that we issue units pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and, if applicable, the pricing supplement will contain the terms of those units. The terms presented here, together with the specific terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the units.

        The preceding description and any description of units in the related prospectus supplement and, if applicable, the pricing supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

TAXATION IN THE NETHERLANDS

        The following summary describes the material Netherlands tax consequences of the acquisition, holding, redemption and disposal of common shares in AEGON N.V. or an interest in the debt securities, but does not purport to be a comprehensive description of all Netherlands tax considerations that may be relevant to a decision to acquire, hold, convert or dispose of the common shares or the debt securities. This summary is intended as general information only and each prospective investor should consult a professional tax adviser with respect to the tax consequences of an investment in common shares and/or debt securities.

        This summary is based on the Netherlands tax legislation, published case law, treaties, regulations and published policy, in force as of the date of this prospectus, though it does not take into account any developments or amendments thereof after that date whether or not such developments or amendments have retroactive effect.

        A discussion of any material Netherlands tax consequences associated with investing in warrants, units, purchase contracts or any other debt securities will be included in the related prospectus supplement or pricing supplement.

        For the purposes of this summary we have assumed that AFC is not a resident, nor deemed to be a resident, of the Netherlands for Netherlands tax purposes.

        In respect of the common shares of AEGON N.V., this summary does not address the Netherlands tax consequences for:

  (A)
  Holders of common shares holding a substantial interest (aanmerkelijk belang) in AEGON N.V. Generally speaking, a holder of common shares holds a substantial interest in AEGON N.V. if such holder of common shares, alone or, where such holder is an individual, together with his or her partner (statutory defined term) or certain other related persons, directly or indirectly, holds (i) an interest of 5% or more of the total issued capital of AEGON N.V., or of 5% or more of the issued capital of a certain class of shares of AEGON N.V. (ii) rights to acquire, directly or indirectly, such interest or (iii) certain profit sharing rights in AEGON N.V.;

  (B)
  Pension funds or other entities that are exempt from Netherlands corporate income tax;

  (C)
  Investment institutions (fiscale belegginsinstellingen) and exempt investment institutions (vrijgestelde fiscale beleggingsinstellingen);

  (D)
  Corporate holders of common shares holding, alone or together with related corporate entities, a participation (deelneming) in AEGON N.V. Generally speaking, a shareholding is considered to qualify as a participation if it represents an interest of 5% or more of the nominal paid-up share capital.

        In respect of the debt securities this summary does not address the Netherlands tax consequences for:

  (A)
  Holders of debt securities holding a substantial interest (aanmerkelijk belang) in AEGON N.V. Generally speaking, a holder of debt securities holds a substantial interest if such holder of debt securities, alone or, where such holder is an individual, together with his or her partner (statutory defined term) or certain other related persons, directly or indirectly, holds (i) an interest of 5% or more of the total issued capital of AEGON N.V., or of 5% or more of the issued capital of a certain class of shares of AEGON N.V. (ii) rights to acquire, directly or indirectly, such interest or (iii) certain profit sharing rights in AEGON N.V.;

  (B)
  Pension funds or other entities that are exempt from Netherlands corporate income tax;

  (C)
  Investment institutions (fiscale belegginsinstellingen) and exempt investment institutions (vrijgestelde fiscale beleggingsinstellingen).

        A holder that acquires an interest in excess of the thresholds mentioned above is strongly recommended to consult a professional tax adviser with respect to the Netherlands tax consequences of an investment in the common shares or debt instruments.

COMMON SHARES OF AEGON N.V.

Dividend tax

        Withholding requirement.    AEGON N.V. is required to withhold 15% Netherlands dividend tax in respect of dividends and certain other payments on the common shares including:

  (i)
  distributions in cash or in kind including deemed and constructive proceeds;

  (ii)
  liquidation proceeds, proceeds on redemption of the common shares and, as a rule, the consideration for the repurchase of the common shares by AEGON N.V. in excess of its average paid-in capital recognized for Netherlands dividend tax purposes, unless a particular statutory exemption applies;

  (iii)
  the par value of common shares issued to a holder of the common shares or an increase of the par value of the common shares, except when the (increase in the) par value of the common shares is funded out of AEGON N.V.'s paid-in capital as recognized for Netherlands dividend tax purposes; and

  (iv)
  partial repayments of paid-in capital for tax purposes, if and to the extent there are qualifying profits (zuivere winst), unless the general meeting of the shareholders of AEGON N.V. has resolved in advance to make such repayment and provided that the nominal value of the common shares concerned has been reduced by an equal amount by way of an amendment of the articles of association and the paid-in capital is recognized as capital for Netherlands dividend tax purposes.

        Residents of the Netherlands.    If a holder is a resident of the Netherlands, Netherlands dividend tax which is withheld with respect to payments on the common shares will generally be creditable for Netherlands corporate income tax or Netherlands income tax purposes if the holder is the beneficial owner (as described below) thereof.

        Non-residents of the Netherlands.    If a holder is a resident of a country other than the Netherlands and if a treaty for the avoidance of double taxation with respect to taxes on income is in effect between the Netherlands and that country, and such holder is the beneficial owner (as described below) of the dividends and certain other payments on the common shares and a resident for the purposes of such treaty, such holder may, depending on the terms of that particular treaty, qualify for full or partial relief at source or for a refund in whole or in part of the Netherlands dividend tax.

        Beneficial owner.    A recipient of dividends and certain other payments on the common shares will not be entitled to any exemption, reduction, refund or credit of Dutch dividend tax if such recipient is not considered to be the beneficial owner of such amounts. Such recipient will not be considered the beneficial owner of such amounts, if, in connection with the amounts received, such recipient has agreed to pay an amount to another person or legal entity as part of a series of transactions and it is likely that:

        (a)   such other person or legal entity would:

    (i)
    not be entitled to an exemption from such dividend tax while the recipient would be entitled to such exemption; or

    (ii)
    be subject to a higher rate of dividend tax or entitled to a lower refund of dividend tax than that applicable to the recipient; and

  (b)
  such person or legal entity has, directly or indirectly, retained or acquired an interest in the common shares that is comparable to the interest such person or legal entity had in the common shares or similar instruments prior to the series of transactions being entered into.

Corporate and individual income tax

        Residents of the Netherlands.    If a holder is resident or deemed to be resident of the Netherlands for Netherlands tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of its enterprise to which the common shares are attributable, income derived from the common shares and gains realized upon the redemption or disposal of the common shares are generally taxable in the Netherlands.

        If an individual holder is resident or deemed to be resident of the Netherlands for Netherlands tax purposes (including an individual holder who has opted to be taxed as a resident of the Netherlands), income derived from the common shares and gains realized upon the redemption or disposal of the common shares are taxable at the progressive rates of the Netherlands Income Tax Act 2001, if:

  (i)
  the holder has an enterprise or an interest in an enterprise, to which enterprise the common shares are attributable; or

  (ii)
  such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which include the performance of activities with respect to the common shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If neither condition (i) nor condition (ii) applies to the individual holder of the common shares, taxable income with regard to the common shares must be determined on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realized. At present, this deemed return on income from savings and investments has been fixed at a rate of 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold. The average of the individual's yield basis is determined as the fair market value of certain qualifying assets held by the holder of the common shares less the fair market value of certain qualifying liabilities on 1 January and 31 December, divided by two. The fair market value of the common shares will be included as an asset in the individual's yield basis. The deemed return on income from savings and investments of 4% will be taxed at a rate of 30%.

        Non-residents of the Netherlands.    If a holder is not a resident nor deemed to be a resident of the Netherlands for Netherlands tax purposes (nor has opted to be taxed as a resident of the Netherlands), such holder is, except as set out above under "Dividend Tax", not taxable in respect of income derived from the common shares and gains realized upon the redemption or disposal of the common shares, unless:

  (i)
  the holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or a permanent representative the common shares are attributable; or

  (ii)
  the holder is entitled to a share in the profits of an enterprise, other than by way of securities, that is effectively managed in the Netherlands and to which enterprise the common shares are attributable; or

  (iii)
  the holder is an individual and such income or gains qualify as income from miscellaneous activities (resultaat uit overage werkzaamheden) in the Netherlands, which include the performance of activities in the Netherlands with respect to the common shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

Gift and inheritance taxes

        Residents of the Netherlands.    Generally, gift and inheritance tax will be due in the Netherlands in respect of the acquisition of the common shares by way of a gift by, or on the death of, a holder that is a resident or deemed to be a resident of the Netherlands for the purposes of Netherlands gift and inheritance tax at the time of the gift or his or her death.

        A holder of Netherlands nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax, if he or she has been resident in the Netherlands during the ten years preceding the gift or his or her death. A holder of any other nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax if he or she has been resident in the Netherlands at any time during the twelve months preceding the time of the gift. The same twelve-month rule may apply to entities that have transferred their seat of residence out of the Netherlands.

        Non-residents of the Netherlands.    No gift or inheritance taxes will arise in the Netherlands in respect of an acquisition of the common shares by way of gift by, or as a result of the death of, a holder that is neither a resident nor deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax, unless:

  (i)
  such holder at the time of the gift, or at the time of his or her death, has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which permanent establishment or a permanent representative, the common shares are (deemed to be) attributable; or

  (ii)
  the common shares are (deemed to be) attributable to the assets of an enterprise that is effectively managed in the Netherlands and the donor or the deceased is entitled, other than by way of securities or through an employment contract, to a share in the profits of that enterprise, at the time of the gift or at the time of his or her death; or

  (iii)
  in the case of a gift of the common shares by a holder who at the date of the gift was neither a resident nor deemed to be a resident of the Netherlands, such holder dies within 180 days after the date of the gift, while at the time of his or her death being a resident or deemed to be a resident of the Netherlands.

Value added tax

        In general, no value added tax will arise in respect of payments in consideration for the issue of the common shares or in respect of a cash payment made under the common shares, or in respect of a transfer of common shares.

Other taxes and duties

        No registration tax, customs duty, transfer tax, stamp duty, capital tax or any other similar documentary tax or duty, will be payable in the Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of the common shares.

DEBT SECURITIES OF AEGON N.V. AND AFC

Withholding tax

        All payments made by AEGON N.V. under the debt securities may be made free of withholding or deduction under the Netherlands Dividend Tax Act 1965 (Wet op de dividendbelasting 1965) for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein, provided that the debt securities do not in fact function as equity of the Issuer within the meaning of article 10, paragraph 1, under d of the Netherlands Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

        All payments made by AFC under the debt securities may be made free of withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Corporate and individual income tax

        Residents of the Netherlands.    If a holder is resident or deemed to be resident of the Netherlands for Netherlands tax purposes and is fully subject to Netherlands corporate income tax or is only subject to Netherlands corporate income tax in respect of its enterprise to which the debt securities are attributable, income derived from the debt securities and gains realized upon the redemption, settlement or disposal of the debt securities are generally taxable in the Netherlands.

        If an individual holder is resident or deemed to be resident of the Netherlands for Netherlands tax purposes (including the individual holder who has opted to be taxed as a resident of the Netherlands), income derived from the debt securities and gains realized upon the redemption, settlement or disposal of the debt securities are taxable at the progressive rates of the Netherlands income tax act 2001 (Wet op de inkomstenbelasting 2001), if:

  (i)
  the holder has an enterprise or an interest in an enterprise, to which enterprise the debt securities are attributable; or

  (ii)
  such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which include the performance of activities with respect to the debt securities that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

        If neither condition (i) nor condition (ii) applies to the individual holder of the debt securities, taxable income with regard to the debt securities must be determined on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realised. At present, this deemed return on income from savings and investments has been fixed at a rate of 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold. The average of the individual's yield basis is determined as the fair market value of certain qualifying assets held by the holder of the debt securities less the fair market value of certain qualifying liabilities on 1 January and 31 December, divided by two. The fair market value of the debt securities will be included as an asset in the individual's yield basis. The deemed return on income from savings and investments of 4% will be taxed at a rate of 30 per cent.

        Non-residents of the Netherlands.    If a holder is not a resident nor deemed to be a resident of the Netherlands for Netherlands tax purposes (nor has opted to be taxed as a resident of the Netherlands), such holder is not taxable in respect of income derived from the debt securities and gains realized upon the settlement, redemption or disposal of the debt securities, unless:

  (i)
  the holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or a permanent representative the debt securities are attributable; or

  (ii)
  the holder is entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands, other than by way of securities, and to which enterprise the debt securities are attributable; or

  (iii)
  the holder is an individual and such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden) in the Netherlands, which include the performance of activities in the Netherlands with respect to the debt securities that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

Gift and Inheritance taxes

        Residents of the Netherlands.    Generally, gift and inheritance taxes will be due in the Netherlands in respect of the acquisition of the debt securities by way of a gift by, or on the death of, a holder that is a resident or deemed to be a resident of the Netherlands for the purposes of Netherlands gift and inheritance tax at the time of the gift or his or her death.

        A holder of the Netherlands nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax, if he or she has been resident in the Netherlands during the ten years preceding the gift or his or her death. A holder of any other nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax if he or she has been resident in the Netherlands at any time during the twelve months preceding the time of the gift. The same twelve-month rule may apply to entities that have transferred their seat of residence out of the Netherlands.

        Non-residents of the Netherlands.    No gift or inheritance taxes will arise in the Netherlands in respect of the acquisition of the debt securities by way of gift by or as a result of the death of a holder that is neither a resident nor deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax, unless:

  (i)
  such holder at the time of the gift, or at the time of his or her death, has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which permanent establishment or a permanent representative, the debt securities are (deemed to be) attributable; or

  (ii)
  the debt securities are (deemed to be) attributable to the assets of an enterprise that is effectively managed in the Netherlands and the donor or the deceased is entitled, other than by way of securities or through an employment contract, to a share in the profits of that enterprise, at the time of the gift or at the time of his or her death; or

  (iii)
  in the case of a gift of the debt securities by a holder who at the date of the gift was neither a resident nor deemed to be a resident of the Netherlands, such holder dies within 180 days after the date of the gift, while at the time of his or her death being a resident or deemed to be a resident of the Netherlands.

Value added tax

        In general, no value added tax will arise in respect of payments in consideration for the issue of the debt securities or in respect of the cash payment made under the debt securities, or in respect of a transfer of debt securities.

Other taxes and duties

        No registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, will be payable in the Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of the debt securities.

EU Savings Directive

        Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required, from the 1st July, 2005, to provide to the tax authorities of another Member State details of payment of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

        Also with effect from July 1, 2005, a number of non-EU countries including Switzerland, and certain dependent or associated territories of certain Member States have agreed to adopt similar measures (either provision of information or transitional withholding) (a withholding system in the case of Switzerland) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

TAXATION IN THE UNITED STATES

        This discussion is the opinion of Allen & Overy LLP insofar as it relates to matters of U.S. federal income tax law and describes certain material U.S. federal income tax consequences to beneficial holders of securities. This section addresses only the U.S. federal income tax considerations for holders that acquire the securities at their original issuance and hold the securities as capital assets. This section does not address all U.S. federal income tax matters that may be relevant to a particular prospective holder. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in the securities. This section does not address tax considerations applicable to a holder of security that may be subject to special tax rules including, without limitation, the following:

  •
  financial institutions;

  •
  insurance companies;

  •
  dealers or traders in securities or currencies;

  •
  tax-exempt entities;

  •
  regulated investment companies;

  •
  persons that will hold the securities as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes;

  •
  persons who hold the securities through partnerships or other pass-through entities;

  •
  holders that own (or are deemed to own) 10% or more of the voting shares of the relevant issuer or guarantor; and

  •
  holders that have a "functional currency" other than the U.S. dollar.

        Further, this section does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of security.

        This discussion does not cover every type of security, such as warrants, units or purchase contracts, that may be issued under this prospectus. If we intend to issue a security of a type not described in this section, or if there are otherwise special tax consequences with respect to the security that are not covered herein, additional tax information will be provided in the prospectus supplement or pricing supplement for the applicable security.

        This section is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations (the "Treasury regulations") and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning or disposing of the securities.

        For the purposes of this section, a "U.S. holder" is a beneficial owner of securities that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

        If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding securities should consult their tax advisor. A non-U.S. holder is a beneficial owner of securities that is not a U.S. holder.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

        This discussion assumes that AEGON N.V. is not, and will not become a passive foreign investment company (a "PFIC"), as discussed below under "Passive Foreign Investment Company Considerations."

Common Shares of AEGON N.V.

        Distributions.    The gross amount of any distribution (including any amounts withheld in respect of Netherlands withholding tax) actually or constructively received by a U.S. holder with respect to common shares will be taxable to the U.S. holder as a dividend to the extent of AEGON N.V.'s current or accumulated earnings and profits as determined under U.S. federal income tax principles. The U.S. holder will not be eligible for any dividends received deduction in respect of the dividend otherwise allowable to corporations. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the common shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. AEGON N.V. does not maintain calculations of its earnings and profits under U.S. federal income tax principles. If AEGON N.V. does not report to a U.S. holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

        Certain dividends received by noncorporate U.S. holders in taxable years beginning before January 1, 2011, generally will be subject to a maximum income tax rate of 15%. This reduced income tax rate is only applicable to dividends paid by "qualified corporations" and only with respect to shares held by certain noncorporate U.S. holders for a minimum holding period (generally, 61 days during the 120-day period beginning 60 days before the ex-dividend date). AEGON N.V. believes it will be considered a qualified corporation for this purpose. Accordingly, dividends paid by AEGON N.V. to individual U.S. holders on shares held for the minimum holding period will generally be eligible for a reduced income tax rate. The reduced tax rate for qualified dividends is scheduled to expire on December 31, 2010, unless further extended by Congress. Each prospective noncorporate U.S. investor should consult its own tax advisor regarding the availability of the reduced rate.

        The U.S. Department of the Treasury (the "U.S. Treasury"), has announced its intention to promulgate rules pursuant to which holders of shares and intermediaries through whom such shares are held will be permitted to rely on certifications from issuers to establish that dividends are qualified dividends eligible for the preferential rates discussed above. Because such procedures have not yet been issued, it is not clear whether AEGON N.V. will be able to comply with the procedures. AEGON N.V. will use reasonable efforts to facilitate appropriate tax reporting by providing these certifications or other similar certifications pursuant to any subsequent rules the U.S. Internal Revenue Service (the "IRS"), or the U.S. Treasury may promulgate to the extent AEGON N.V. is reasonably able to do so without material cost.

        The amount of any distribution paid in a currency other than U.S. dollars (a "foreign currency") including the amount of any withholding tax thereon, will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as ordinary income or loss.

        Dividends received by a U.S. holder with respect to common shares will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. Subject to certain conditions and limitations, and subject to the discussion in the next paragraph, any Netherlands income tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder's U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. In certain circumstances, a U.S. holder may be unable to claim foreign tax credits for foreign taxes, if any, imposed on a dividend. The rules relating to foreign tax credits are complex. Each prospective investor should consult its own tax advisor regarding the availability of foreign tax credits.

        In general, upon making a distribution to shareholders, AEGON N.V. is required to remit all amounts withheld as Netherlands dividend withholding tax to the Netherlands tax authorities and, in such circumstances, the full amount of the taxes so withheld would generally (subject to certain limitations and conditions) be eligible for the U.S. holder's foreign tax deduction or credit as described above. The Netherlands dividend withholding tax may not be creditable against a U.S. holder's U.S. federal income tax liability, however, to the extent that AEGON N.V. is allowed to reduce the amount of dividend withholding tax paid to the Netherlands tax authorities by crediting withholding tax imposed on certain dividends paid to AEGON N.V. Currently, AEGON N.V. may, with respect to dividends received from qualifying non-Netherlands subsidiaries, credit taxes withheld from those dividends against the Netherlands withholding tax imposed on a dividend paid by AEGON N.V. up to a certain maximum amount. The credit reduces the amount of dividend withholding tax that AEGON N.V. is required to pay to the Netherlands taxing authorities but does not reduce the amount of tax AEGON N.V. is required to withhold from dividends paid to U.S. holders. In these circumstances, it is likely that the portion of taxes that AEGON N.V. is not required to pay to the Netherlands tax authorities with respect to dividends paid to U.S. holders would not qualify as a creditable tax for U.S. foreign tax credit purposes. Investors are urged to consult their tax advisers regarding the general creditability or deductibility of Netherlands withholding taxes.

        A distribution of additional common shares to U.S. holders with respect to their common shares that is made as part of a pro rata distribution to all shareholders generally will not be subject to U.S. federal income tax unless U.S. holders can elect that the distribution be payable in either additional common shares or cash. AEGON N.V. expects that U.S. holders would have this option upon each distribution. Accordingly, a distribution of additional common shares to U.S. holders with respect to their common shares where U.S. holders may elect that distribution be payable in additional common shares or cash will be taxable under the rules described above.

        Sale or Other Disposition of Shares.    A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder's tax basis for those common shares. This gain or loss will be a capital gain or loss and will generally be treated as from sources within the United States. Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that have held the common shares for more than one year) and capital losses (the deductibility of which is subject to limitations).

        If a U.S. holder receives foreign currency upon a sale or exchange of common shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, the U.S. holder generally should not be required to recognize any gain or loss on such conversion.

        Redemption of Common Shares.    The redemption of common shares by AEGON N.V. will be treated as a sale of the redeemed shares by the U.S. holder (which is taxable as described above under "Sale or Other Disposition of Shares") or, in certain circumstances, as a distribution to the U.S. holder (which is taxable as described above under "Distributions").

        Passive Foreign Investment Company Considerations.    A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either: (1) at least 75% of its gross income is passive income, or (2) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, AEGON N.V. must also include a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions, but excludes any income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. Based on AEGON N.V.'s estimated gross income, the average value of AEGON N.V.'s gross assets and the nature of AEGON N.V.'s active insurance business, AEGON N.V. does not believe that it will be classified as a PFIC in the current taxable year or for the foreseeable future. AEGON N.V.'s status in any taxable year will depend on its assets and activities in each year and because this is a factual determination made annually at the end of each taxable year, there can be no assurance that AEGON N.V. will not be considered a PFIC for any future taxable year. If AEGON N.V. were treated as a PFIC in any year during which a U.S. holder owns common shares, certain adverse tax consequences could apply. Investors should consult their own tax advisors with respect to any PFIC considerations.

Debt Securities of AEGON N.V. and AFC

        Interest.    Interest paid on the debt securities, other than interest on a discount note that is not qualified stated interest (each as defined below under "Original Issue Discount"), will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder's method of accounting for U.S. federal income tax purposes.

        A U.S. holder utilizing the cash method of accounting for U.S. federal income tax purposes that receives an interest payment denominated in a foreign currency will be required to include in income the U.S. dollar value of that interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

        If interest on a debt security is payable in a foreign currency, an accrual basis U.S. holder is required to include in income the U.S. dollar value of the amount of interest income accrued on a debt security during the accrual period. An accrual basis U.S. holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and will be irrevocable without the consent of the IRS.

        A U.S. holder utilizing either of the foregoing two accrual methods will recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. holder).

        Foreign currency received as interest on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

        Interest on the debt securities received by a U.S. holder will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes, if any, eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits are complex. Each prospective investor should consult its own tax advisor regarding the availability of foreign tax credits.

        Original Issue Discount.    A debt security, other than a debt security with a term of one year or less (a "short-term note"), will be treated as issued at an original issue discount ("OID", and a debt security issued with OID, a "discount note") for U.S. federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than "qualified stated interest" payments (as defined below), over the issue price of the debt security is more than a "de minimis amount" (as defined below). "Qualified stated interest" is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. The issue price of the debt securities will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

        In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments (the "stated redemption price at maturity") over its issue price is less than 0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis OID" and the debt security is not a discount note. Unless the election described below under "Election to Treat All Interest as OID" is made, a U.S. holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includable amount with respect to each such payment will equal the product of the total amount of the debt security's deminimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.

        A U.S. holder will be required to include OID on a discount note in income for U.S. federal income tax purposes as it accrues, calculated on a constant-yield method, before the actual receipt of cash attributable to that income, regardless of the U.S. holder's method of accounting for U.S. federal income tax purposes. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID over the life of the discount notes. Investors should consult their own tax advisors to determine the U.S. federal income tax implications of the constant-yield method and regarding the accrual of OID generally.

        OID for any accrual period on a discount note that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. holder, as described under "Interest" above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. holder may recognize ordinary income or loss.

        OID on a discount note will be treated as foreign source income for the purposes of calculating a U.S. holder's foreign tax credit limitation. The limitation on foreign taxes, if any, eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits are complex. Each prospective investor should consult its own tax advisor regarding the availability of foreign tax credits.

        Acquisition Premium.    A U.S. holder that purchases a debt security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price and that does not make the election described below under "Election to Treat All Interest as OID" will have acquisition premium. Investors should consult their own tax advisors regarding the U.S. federal income tax implications of acquisition premium.

        Market Discount.    A debt security, other than a short-term note, will be treated as purchased at a market discount (a "market discount note") if the debt security's stated redemption price at maturity or, in the case of a discount note, the debt security's "revised issue price", exceeds the amount for which the U.S. holder purchased the debt security by at least 0.25% of the debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. If such excess is not sufficient to cause the debt security to be a market discount note, then such excess constitutes "de minimis market discount" and the debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the "revised issue price" of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

        Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on that debt security. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

        Market discount on a market discount note will accrue on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to that market discount note in an amount not exceeding the accrued market discount on that market discount note until the maturity or disposition of that market discount note.

        Election to Treat All Interest as OID.    A U.S. holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method as described under the heading "Original Issue Discount", with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

        In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

        If the election to apply the constant-yield method to all interest on a debt security is made with respect to a market discount note, the electing U.S. holder will be treated as having made the election discussed above under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. holder.

Debt Securities Subject to Redemption

        Certain of the debt securities (1) may be redeemable at the option of the relevant issuer prior to their maturity (a "call option") and/or (2) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Debt securities containing such features may be subject to rules that are different from the general rules discussed above. Investors intending to purchase debt securities with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased debt securities. The applicable prospectus supplement will contain additional discussion relating to the terms and features of such debt securities.

Short-Term Notes

        Short-term notes will be treated as having been issued with OID. In general, an individual or other cash method U.S. holder is not required to accrue such OID unless the U.S. holder elects to do so. If such an election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term debt note will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for U.S. federal income tax purposes under the accrual method are required to accrue OID on a short-term note on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).

Debt Securities Purchased at a Premium

        A U.S. holder that purchases a debt security for an amount in excess of its principal amount may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. holder's income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and is irrevocable without the consent of the IRS.

Sale, Exchange or Retirement of the Debt Securities

        A U.S. holder's tax basis in a debt security will generally equal its "U.S. dollar cost", increased by the amount of any OID or market discount included in the U.S. holder's income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. holder's income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The "U.S. dollar cost" of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on (1) the date of purchase or (2) in the case of a debt security traded on an established securities market (as defined in the applicable U.S. Treasury regulations), that is purchased by a cash basis U.S. holder (or an accrual basis U.S. holder that so elects), on the settlement date for the purchase. A U.S. holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on the date of disposition, or in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury regulations) that are sold by a cash basis U.S. holder or by an accrual basis U.S. holder that so elects, on the settlement date for the sale.

        Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. holder under the rules described above under "Original Issue Discount". Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. holder's purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. holder's purchase price of the debt security in foreign currency determined on the date the U.S. holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

        Any gain or loss recognized by a U.S. holder in excess of foreign currency gain recognized on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss (except to the extent such amounts are attributable to market discount, accrued but unpaid interest, or subject to the general rules governing contingent payment obligations). Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that held the debt securities for more than one year) and capital losses (the deductibility of which is subject to limitations).

        If a U.S. holder recognizes a loss on the transaction with respect to such amounts that exceeds certain specified thresholds, the U.S. holder may be required to specifically disclose certain information with respect to the transaction on its tax return. U.S. holders should consult their own tax advisors as to the applicability of these disclosure regulations.

        A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

Payments by Guarantor

        A payment on guaranteed debt securities made by AEGON N.V. generally will be treated in the same manner as if made directly by the issuer.

Special Categories of Debt Securities of AEGON N.V. and AFC

        Additional tax rules may apply to other categories of debt securities of AEGON N.V. and AFC. The prospectus supplement for these debt securities may describe these rules. In addition, you should consult your tax advisor in these situations. These categories of debt securities include:

  •
  debt securities that are convertible into common shares of AEGON N.V.;

  •
  debt securities that are issued in bearer form;

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  debt securities with contingent payments;

  •
  debt securities with variable rate payments;

  •
  indexed debt securities where payments will be payable by reference to any index or formula;

  •
  debt securities that are perpetual in maturity;

  •
  debt securities that are callable by the issuer before their maturity, other than typical calls at a premium; and

  •
  debt securities that are extendable at the option of the issuer or the holder.

Information Reporting and Backup Withholding

        Backup withholding and information reporting requirements may apply to certain payments of dividends, interest, OID, and to sale or redemption proceeds to U.S. holders made within the United States or through certain U.S. related financial intermediaries. AEGON, its agent, a broker, or any paying agent, as the case may be, may be required to withhold tax from any payment that is subject to backup withholding if a U.S. holder fails to furnish the U.S. holder's taxpayer identification number, fails to certify that such U.S. holder is not subject to backup withholding, or fails to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally may be claimed as a credit against such holder's U.S. Federal income tax liability provided that the required information is furnished to the IRS. Prospective investors are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

Withholding Taxes

        Generally, payments of principal and interest, including OID, on the guaranteed debt securities issued by AEGON N.V. will not be subject to U.S. withholding taxes. The same rules will generally apply to payments of additional amounts and payments made by a guarantor on a guaranteed debt security. However, if you hold guaranteed debt securities issued by AFC, for the exemption from U.S. withholding taxes to apply to you, you must meet one of the following requirements:

  •
  You provide your name, address, and a signed statement that you are the beneficial owner of the guaranteed debt security and are not a U.S. holder. This statement is generally made on U.S. IRS Form W-8BEN and is provided to the bank, broker, or other intermediary through which you hold your debt securities;

  •
  You hold the debt securities directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office, and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures;

  •
  You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on U.S. IRS Form W-8BEN. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

  •
  You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. and is not exempt from U.S. tax under a tax treaty. This claim is generally made on U.S. IRS Form W-8ECI.

        You should consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if:

  •
  The person receiving the application form has actual knowledge that the statements on the form are false;

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false; or

  •
  An intermediary through which you hold the debt securities fails to comply with the procedures necessary to avoid withholding taxes on the debt securities. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary evidence concerning your status) to the withholding agent for the debt securities. However, if you hold your debt securities through a qualified intermediary, or if there is a qualified intermediary in the chain of title between you and the withholding agent for the debt securities, the qualified intermediary will not generally be required to forward this information to the withholding agent.

        Even if you comply with these conditions, U.S. withholding taxes might arise on guaranteed debt securities issued by AFC if the amount of interest is based on the earnings or other attributes of AFC, as the case may be, or a related party. If this exception applies, additional information will be provided in the prospectus supplement.

Sale, Exchange or Retirement of Securities

        If you sell, exchange or redeem common shares or debt securities, you will generally not be subject to U.S. federal income tax on any gain, unless one of the following applies:

  •
  the gain is connected with a trade or business that you conduct in the United States;

  •
  you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the guaranteed debt security, and certain other conditions are satisfied; or

  •
  the gain represents accrued interest or OID, in which case the rules for interest or OID would apply.

U.S. Trade or Business

        If you hold your securities in connection with a trade or business that you are conducting in the United States, any interest or dividend on the security and any gain from disposing the security generally will be subject to income tax as if you were a U.S. holder, and if you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the security. The branch profits tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding

        United States rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:

        Non-U.S. holders that provide the required tax certifications of exempt or foreign status will generally be exempt from U.S. information reporting requirements and backup withholding. However, dividends and sales proceeds a non-U.S. holder receives through a broker may be subject to information reporting and backup withholding if the non-U.S. holder is not eligible for an exemption. Non-U.S. holders are urged to consult their own tax advisors concerning the application of the information reporting and backup withholding rules.

        PROSPECTIVE INVESTORS SHOULD CONSULT LEGAL AND TAX ADVISORS IN THE COUNTRIES OF THEIR CITIZENSHIP, RESIDENCE AND DOMICILE TO DETERMINE THE POSSIBLE TAX CONSEQUENCES OF PURCHASING, HOLDING, SELLING AND REDEEMING SECURITIES UNDER THE LAWS OF THEIR RESPECTIVE JURISDICTIONS.

 ERISA CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

        Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") prohibit an employee benefit plan, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may result in excise tax or other liabilities under ERISA and Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Therefore, a fiduciary of an employee benefit plan should also consider whether an investment in securities offered hereby might constitute or give rise to a prohibited transaction under ERISA and the Code. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA) generally are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to other federal, state, local or non-U.S. laws that are substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code ("Similar Laws").

        We and certain of our subsidiaries may be a party in interest or disqualified person with respect to an employee benefit plan if, for example, we or a subsidiary provides services to the plan. Special caution should be exercised in that event, before securities offered hereby are purchased by the plan. In particular, the fiduciary of the plan should consider whether exemptive relief from the prohibited transaction provisions of ERISA and the Code is available under an applicable regulatory or administrative exemption. Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities where neither Allianz nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and the plan pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). In addition, the U.S. Department of Labor has issued five prohibited transaction class exemptions that could apply to exempt the purchase, sale and holding of securities offered hereby from the prohibited transaction provisions of ERISA and the Code. Those class exemptions are Prohibited Transaction Exemption 96-23 (for certain transactions determined by in-house asset managers), Prohibited Transaction Exemption 95-60 (for certain transactions involving insurance company general accounts), Prohibited Transaction Exemption 91-38 (for certain transactions involving bank collective investment funds), Prohibited Transaction Exemption 90-1 (for certain transactions involving insurance company separate accounts), and Prohibited Transaction Exemption 84-14 (for certain transactions determined by independent qualified asset managers).

        Because of the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase of any securities offered hereby on behalf of or with "plan assets" of any employee benefit plan consult with their counsel regarding the consequences under ERISA and the Code of the acquisition of such securities and the availability of exemptive relief under the service provider exemption, Prohibited Transaction Exemption 96-23, 95-60, 91-38, 90-1 or 84-14 or similar exemptions from Similar Laws. Purchasers of securities offered hereby have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code. The sale of any securities offered hereby to a plan subject to ERISA or the Code or any Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

 PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus in and outside the United States in one or more of the following ways:

  •
  through underwriters;

  •
  through dealers;

  •
  through agents; or

  •
  directly to purchasers.

        The distribution of the securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The distribution of guarantees may also be carried out in connection with a consent solicitation to amend covenants relating to a subsidiary's indebtedness. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the AEGON Group in the ordinary course of business.

        The prospectus supplement or, if applicable, the pricing supplement relating to any offering will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters, dealers or agents;

  •
  the purchase price of, or consideration payable for, the securities;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts or other underwriters' compensation;

  •
  any discounts or concessions allowed or re-allowed or paid to dealers; and

  •
  any other information we think is important.

Sales through Underwriters or Dealers

        If we use underwriters in an offering using this prospectus, we will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if they purchase any. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If we use underwriters in an offering of securities using this prospectus, the related prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

        We may grant to the underwriters an option to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement or, if applicable, the pricing supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

        If we use a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

Direct Sales and Sales through Agents

        We may also use this prospectus to directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved. Except as set forth in the related prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

        We may also sell the offered securities through agents we designate from time to time. In the prospectus supplement, we will describe any commission payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

        We may authorize underwriters and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

Indemnification

        Underwriters, dealers or agents participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.

LEGAL MATTERS

        Certain matters of United States law relating to the securities offered through this prospectus will be passed upon for AEGON N.V. and AFC by Allen & Overy LLP, New York, New York. Certain matters of Netherlands law relating to the securities offered through this prospectus will be passed upon for AEGON N.V. by Allen & Overy LLP, Amsterdam, The Netherlands.

EXPERTS

        Ernst & Young Accountants, independent registered public accounting firm, have audited our consolidated financial statements and schedules included in our Annual Report on Form 20-F for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants' report, given on their authority as experts in accounting and auditing.

which is the parent company of Transamerica*

*
AEGON N.V. is the issuer of the senior notes offered hereby. Neither Transamerica Corporation nor any other direct or indirect subsidiary of AEGON N.V. is obligated in any way with respect to the senior notes offered hereby.